UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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EMPLOYERS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders and Proxy Statement
April 11, 2024
Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Employers Holdings, Inc. The meeting will be held on Thursday, May 23, 2024, beginning at 9:00 a.m. Pacific Daylight Time at 5340 Kietzke Lane, Suite 202, Reno, Nevada 89511 for the following purposes:
(i)To elect the nine continuing directors named in the attached proxy statement to serve until the 2025 Annual Meeting of Stockholders;
(ii)To ratify the adoption of the Nevada Exclusive Forum Provision of the Company’s Bylaws;
(iii)To hold an advisory vote to approve the compensation paid to our named executive officers;
(iv)To ratify the appointment of Ernst & Young LLP as our independent accounting firm for the year ending December 31, 2024; and
(v)To transact such other business as may properly come before the meeting or any postponement, adjournment, or other delay thereof.
All stockholders of record of Employers Holdings, Inc. as of the close of business on March 25, 2024 are entitled to receive notice of, and to vote at, the annual meeting and any postponement, adjournment or other delay thereof.
We are pleased to continue to furnish proxy materials to our stockholders electronically over the Internet. We believe that this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our annual meeting. The proxy materials, including Employers Holdings, Inc.’s Annual Report for the year ended December 31, 2023, are available at www.proxydocs.com/eig.
Your vote is very important to us. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you received printed proxy materials, by signing, dating, and returning a proxy card. You may revoke your proxy any time prior to the annual meeting and submit a new proxy as you deem necessary.
We look forward to seeing you at the annual meeting on May 23, 2024.
Sincerely,

Jeanne L. Mockard	Lori A. Brown
Chair of the Board	Executive Vice President, Chief Legal Officer and Secretary

America's small business insurance specialist.®

www.employers.com

Proxy Statement Summary
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Employers Holdings, Inc. Annual Meeting of Stockholders

Time and Date	9:00 a.m. Pacific Daylight Time on Thursday, May 23, 2024

Place	5340 Kietzke Lane, Suite 202 Reno, NV 89511

Record date	March 25, 2024

Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Ways to Vote	You may vote your shares in person by ballot at the annual meeting, over the Internet, by telephone, or by returning a signed and dated proxy card.
The Proxy Statement and the 2023 Annual Report to stockholders are available at www.proxydocs.com/eig.
Proposals and Board Recommendations

Proposal		Board's Voting Recommendation	Page Reference (for more detail)

1.	Election of directors	FOR each director nominee	4

2.	Ratification of adoption of the Nevada Exclusive Forum Provision of the Company’s Bylaws	FOR	20
3.	Advisory vote to approve executive compensation	FOR	22

4.	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for 2024	FOR	55
So that your shares may be represented if you do not plan to attend the annual meeting, please vote your proxy by telephone or over the Internet or by returning the enclosed proxy card in the postage prepaid envelope as soon as possible. Your prompt response will greatly facilitate arrangements for the annual meeting, and your participation is appreciated.
Proposal 1 - Election of Directors (page 4)
After careful consideration, our Board of Directors (the "Board"), with each nominee abstaining on the vote for herself or himself, nominated the nine director candidates identified below for election at the annual meeting, to hold office until the next succeeding annual meeting of stockholders or until their successors have been duly elected or appointed and qualified. All nominees are current members of the Board.
Each nominee has consented to being named in this proxy statement and to serve as a director, if elected. Should any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such person(s) as shall be recommended by the Board. The Board has no reason to believe that any nominee will be unable to serve.
2024 Proxy Statement | i

Board Nominees

			Committees
Nominee	Age	Director Since	Audit	Board Governance and Nominating	Human Capital Management and Compensation	Finance	Risk Management Technology and Innovation	Executive
Katherine H. Antonello	59	2021				Member	Member	Member
John M. de Figueiredo	58	2019		Member			Chair	Member
Barbara A. Higgins	57	2018		Member	Chair			Member
James R. Kroner	62	2013	Member	Chair				Member
Michael J. McColgan	68	2017	Chair				Member	Member
Michael J. McSally	66	2013			Member
Jeanne L. Mockard	60	2018	Member			Chair		Chair
Alex Perez-Tenessa	49	2022				Member	Member
Steven P. Sorenson	59	2024			Member		Member

9 ongoing directors	6 years average tenure of independent directors
33% female directors	89% independent directors

____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the nominees listed above.
____________________________________________________________________________

ii | 2024 Proxy Statement

Proposal 2 - Ratification of the Adoption of the Nevada Exclusive Forum Provision of the Company’s Bylaws (page 20)
We are asking stockholders to ratify, on an advisory basis, the exclusive forum provision of the Company's amended and restated bylaws (the "Bylaws"), by which the state courts of the State of Nevada (or, if the state courts of the State of Nevada do not have jurisdiction, then the federal district court for the District of Nevada) are the exclusive forum for certain litigation involving the Company or its current or former officers, directors, employees or agents (the "Nevada Exclusive Forum Provision").
The Board is asking our stockholders to ratify the amendment of the Bylaws to provide for the Nevada Exclusive Forum Provision for the following reasons, as discussed in more detail below in this proxy statement:
•The Board believes that the Nevada Exclusive Forum Provision is in the best interests of the Company and its stockholders because it prevents plaintiffs from forum shopping and attempting to litigate in multiple forums, thereby reducing the costs to the Company of such actions and bringing more certainty to their resolution. These types of activities by plaintiffs are increasingly common, and they are ultimately value destructive.
•The Board believes that, for a Nevada corporation, the state courts of Nevada are best suited to adjudicate the matters specified in the Nevada Exclusive Forum Provision.
The Nevada Exclusive Forum Provision was not adopted by the Board in reaction to any specific litigation confronting the Company. As of the date the Board adopted the Nevada Exclusive Forum Provision, and as of the date of this proxy statement, there were not and are not any lawsuits pending that would be subject to the Nevada Exclusive Forum Provision. Rather, the Nevada Exclusive Forum Provision was adopted on a prospective basis to help mitigate potential future harm to the Company and our stockholders.
While the vote on this Proposal 2 is advisory, in the event the number of votes cast against this Proposal 2 exceeds the number of votes cast for Proposal 2, it is the Board's intention to promptly amend the Bylaws to remove the Nevada Exclusive Forum Provision.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of amendment to the Bylaws.
____________________________________________________________________________

2024 Proxy Statement | iii

Proposal 3 - Advisory Vote to Approve Executive Compensation (page 22)
We are asking stockholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as described in this proxy statement. The Board believes that our executive compensation program rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Overview of Our 2023 Executive Compensation Program
We believe our program:
•Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our compensation peer group;
•Aligns pay and performance by linking incentive compensation with our combined ratio and adjusted book value per share ("ABVPS") (as defined in our Compensation Discussion and Analysis beginning on page 23), which are viewed as key operational metrics and financial drivers of our stock price;
•Emphasizes long-term equity compensation tied to the change in ABVPS and our stock price; and
•Discourages excessive or undue risk-taking.
2023 Company Performance Highlights
(all comparisons against full-year 2022, unless stated otherwise)
•We grew the business at an underwriting profit.
◦We generated $760.6 million of net written premium, higher than any year since our IPO in 2007;
◦We achieved a record number of ending policies in-force of 126,409, up 4%;
◦Our new business premium increased 20%, and our renewal premium increased 9%;
◦Our Adjusted GAAP Calendar Year Combined Ratio (as defined in our Compensation Discussion and Analysis beginning on page 23) was 94.7%;
◦Our net income was $118.1 million ($4.45 per diluted share), up from $48.4 million ($1.75 per diluted share); and
◦Our adjusted net income(1) was $101.7 million ($3.83 per diluted share), up from $81.0 million ($2.93 per diluted share).
•We gained economies of scale.
◦We increased our premium-to-surplus ratio from 75% to 77%; and
◦Our consolidated GAAP Underwriting and General & Administrative Expense Ratio was 24.9%, consistent with 2022, which was our lowest since 2018.
•We effectively managed our investments and capital.
◦Our investment portfolio generated net investment income of $106.5 million, higher than any year since our IPO in 2007;
◦We returned $106.5 million to stockholders through a combination of share repurchases and regular quarterly dividends; and
◦Our ABVPS was $47.26 at December 31, 2023, up 10.5% after taking into account $1.10 of dividends declared.
(1) Adjusted net income for the full-year 2023 was comprised of our GAAP net income ($118.1M) excluding effects from the LPT Agreement (-$7.2M), and net realized and unrealized gains and losses on investments, net of tax (-$17.9M), and other non-recurring expenses, net of tax ($8.7M).
iv | 2024 Proxy Statement

2023 Compensation Decision Highlights
Based on application of our compensation principles, consideration of the Company’s 2023 performance and the individual performance of the named executive officers, and the other relevant factors described in our Compensation Discussion and Analysis beginning on page 23, the Human Capital Management and Compensation Committee (the "Compensation Committee") approved the 2023 compensation shown in the table below for our named executive officers. This table is not a substitute for, and should be read together with, the 2023 Summary Compensation Table on page 37, which presents named executive officer compensation paid, earned, or awarded for 2023 in accordance with Securities and Exchange Commission (the "SEC") disclosure rules and includes additional compensation elements and other important information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Katherine H. Antonello President and Chief Executive Officer	702,304	—	1,699,904	—	1,193,500	—	131,398	3,727,106
Michael S. Paquette Executive Vice President, Chief Financial Officer	527,842	—	566,909	—	564,200	—	136,672	1,795,623
Lori A. Brown Executive Vice President, Chief Legal Officer	386,384	—	401,527	—	316,500	—	89,154	1,193,565
John M. Mutschink Executive Vice President, Chief Administrative Officer	361,849	—	307,727	—	306,900	—	57,947	1,034,423
Jeffrey C. Shaw Former Executive Vice President, Chief Information Officer	264,776	—	401,527	—	58,000	—	415,763	1,140,066

____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation paid to the Company's named executive officers.
____________________________________________________________________________

2024 Proxy Statement | v

Proposal 4 - Ratification of Appointment of Independent Registered Public Accounting Firm (page 55)
•The Audit Committee of the Board (the "Audit Committee") has appointed Ernst & Young LLP ("Ernst & Young") as our independent registered public accounting firm for the year ending December 31, 2024.
•Ernst & Young has served as the Company’s independent registered public accounting firm since 2002.
•Each year, the Audit Committee evaluates the qualifications and performance of the Company's independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm.
•Based on this evaluation, the Audit Committee believes that the continued retention of Ernst & Young is in the best interests of the Company and its stockholders.
•As a matter of good governance, we are asking stockholders to ratify the appointment of Ernst & Young as our independent auditors for 2024.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of our independent registered public accounting firm.
____________________________________________________________________________
vi | 2024 Proxy Statement

General Information
This proxy statement, the accompanying proxy card and the 2023 Annual Report to stockholders of Employers Holdings, Inc. (the "Company" or "Employers Holdings") are being made available on or about April 11, 2024 in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be voted at the 2024 Annual Meeting of Stockholders to be held on Thursday, May 23, 2024, and any postponement(s), adjournment(s), or other delay(s) thereof (the "annual meeting").
About the Company
Employers Holdings is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on small and select businesses engaged in low-to-medium hazard industries. The Company operates throughout the United States, with the exception of four states that are served exclusively by their state funds. Insurance is offered through Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, Employers Assurance Company, and Cerity Insurance Company, all rated A- (Excellent) by the A.M. Best Company. Not all companies do business in all jurisdictions.

Who May Vote
All holders of the Company's common stock, par value $0.01 per share, as of the close of business on the record date, March 25, 2024, are entitled to vote at the annual meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. On the record date, there were 25,343,504 shares of common stock outstanding and entitled to vote at the annual meeting.
Notice and Access
Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. On or about April 11, 2024, we mailed to our stockholders a "Notice of Internet Availability of Proxy Materials," which tells stockholders how to access and review the information contained in the proxy materials and how to submit their proxies over the Internet or by telephone. We believe that utilizing this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our annual meetings. You may not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the notice. In addition, by following the instructions included in the notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Your election to receive proxy materials in printed form by mail or by email will remain in effect until you terminate such election.
Quorum
Unless otherwise required by applicable law or the Company's Articles of Incorporation or Bylaws, both as amended and restated, a majority of the voting power of the issued and outstanding common stock entitled to vote, including the voting power that is represented in person or by proxy, regardless of whether any such proxy has the authority to vote on all matters, shall constitute a quorum for the transaction of business at the annual meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the proposals to be voted upon) will be counted for the purpose of determining whether a quorum exists. There are no cumulative voting rights.
Beneficial Owner Voting
If you own shares of common stock held in "street name" by a bank or brokerage firm and you do not instruct your bank or broker how to vote your shares using the instructions that your bank or broker provides to you, your bank or broker may not be able to vote your shares. If you give your bank or broker instructions, your shares will be voted as you direct. If you do not give instructions, whether the bank or
2024 Proxy Statement | 1

broker can vote your shares depends on whether the proposal is considered "routine" or "non-routine" under New York Stock Exchange ("NYSE") rules. If a proposal is routine, a bank or broker holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the beneficial owner. If a proposal is non-routine, the bank or broker may vote on the proposal only if the beneficial owner of the shares has provided voting instructions. A broker non-vote occurs when the bank or broker is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. Proposal 4, the proposal to ratify the appointment of Ernst & Young as the Company's independent accounting firm, is the only proposal at the annual meeting that is considered routine.
Annual Meeting Admission
Seating will be limited at the annual meeting. All attendees will need to present a form of government-issued photo identification to be admitted to the annual meeting. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the annual meeting.
If your shares are held in "street name" and you wish to attend the annual meeting in person, you must bring an account statement or letter from your bank or broker showing that you are the beneficial owner of your shares as of the record date in order to be admitted to the annual meeting. If you hold your shares in "street name" and wish to vote by ballot at the annual meeting, you must bring a "legal proxy" from your bank or broker.
Votes Required
For Proposal 1, directors are elected in an uncontested election by a majority of votes cast standard, meaning the votes for a director nominee must exceed the votes against that director nominee. In the election of directors, abstentions from voting and broker non-votes will be disregarded and have no effect on the outcome of the vote.
Approval of Proposal 2, the advisory proposal to ratify amendment of the Company's Bylaws adding the Nevada Exclusive Forum Provision, requires the number of votes cast for the proposal to exceed the number of votes cast against the proposal. Abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. We note that, while the vote on Proposal 2 is advisory, if the number of votes cast against this proposal exceeds the number of votes cast for this proposal, the Board intends to promptly amend the Bylaws to remove the Nevada Exclusive Forum Provision.
Approval of Proposal 3, the advisory (non-binding) vote to approve the compensation paid to the Company's named executive officers, requires that the number of votes cast for the proposal to exceed the number of votes cast against the proposal. The results of this vote are not binding on the Board. For the advisory (non-binding) vote to approve the compensation paid to the Company's named executive officers, abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
Approval of Proposal 4, the proposal to ratify the appointment of Ernst & Young as the Company's independent accounting firm for 2024, requires the number of votes cast for the proposal to exceed the number of votes cast against the proposal. Abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

2 | 2024 Proxy Statement

How to Vote
You may vote your shares in any of the following ways:
•by telephone at 1-866-883-3382 anytime before 11:59 p.m., Central Daylight Time, on Wednesday, May 22, 2024;
•by the Internet at www.proxypush.com/eig anytime before 11:59 p.m., Central Daylight Time, on Wednesday, May 22, 2024;
•by signing and dating the enclosed proxy card and returning it as soon as possible (a postage prepaid envelope is included for your convenience); or
•in person by ballot at the annual meeting.
How Proxies Will be Voted
All properly executed proxies, unless revoked as described below, will be voted at the annual meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by that proxy will be voted as follows:
•FOR the election of the nine director nominees named in this proxy statement to serve a one-year term expiring at the 2025 Annual Meeting of Stockholders;
•FOR ratification of the adoption of the Nevada Exclusive Forum Provision of the Company's Bylaws;
•FOR approval of the compensation paid to the Company's named executive officers;
•FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2024; and
•at the discretion of the proxy holders with regard to any other matter that is properly presented at the annual meeting.
Revoking a Proxy
If you vote by proxy, you may revoke your proxy at any time before it is voted at the annual meeting. You may do this by:
•mailing a written notice (before the annual meeting) revoking your proxy to the Corporate Secretary, Employers Holdings, Inc., at P.O. Box 539003, Henderson, NV 89053-9003; or
•delivering a new proxy (before the annual meeting) bearing a date after the date of the proxy being revoked; or
•voting in person by ballot at the annual meeting.
Inspector of Election
In accordance with the Company's Bylaws, Jeanne L. Mockard, Chair of the Board, has appointed a representative of Equiniti Trust Company, LLC, doing business as EQ Shareowner Services, to be the inspector of election at the annual meeting. The inspector of election is not an officer or director of the Company. The inspector will receive and canvass the votes given at the annual meeting and certify the results.

2024 Proxy Statement | 3

Proposal 1 - Election of Directors
Nominees for Election as Directors
The Company's full Board currently consists of 10 directors. On February 13, 2024, Prasanna G. Dhoré, a current director, notified the Board that he would not seek re-election, and that his service as a director would end immediately following the 2024 Annual Meeting. Mr. Dhoré has served on the Board of Directors of Employers Holdings since 2015, and his resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices. The Company and the Board thank Mr. Dhoré for his distinguished service to the Company and its stockholders. Following the 2024 Annual Meeting, the Company’s continuing Board will consist of nine directors.
Effective as of March 1, 2024, Steven P. Sorenson was appointed as a member of the Board. Mr. Sorenson was identified as a nominee by a third-party search firm.
The Board, with each nominee abstaining on the vote for herself or himself, nominated the nine director candidates identified below for election at the 2024 Annual Meeting of Stockholders, to hold office until the next succeeding annual meeting of stockholders or until their successors have been duly elected or appointed and qualified. All nominees are current members of the Board.
The Board Governance and Nominating Committee considered each nominee’s experiences, qualifications, attributes, and skills when determining the current performance of the Board. The Board Governance and Nominating Committee also reviewed the Board and committee evaluations, including individual peer-to-peer reviews, and considered the significant experience our directors have had working together on the Board. The Board evaluated the same criteria when it approved the nominees recommended by the Board Governance and Nominating Committee.
In considering the nominees, the Board Governance and Nominating Committee and the Board focused on the background and experiences of the nominees, as described in the biographies appearing below. The Board Governance and Nominating Committee and the Board concluded that the nominees for election provide the Company with an appropriate mix of experience, perspectives, knowledge, education, and abilities to allow the Board to fulfill its responsibilities to the Company and its stockholders.
Each nominee has consented to being named in this proxy statement and to serve as a director, if elected. Should any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such person(s) as shall be recommended by the Board. The Board has no reason to believe that the nominees will be unable to serve.
Except as otherwise indicated, the principal occupation of each nominee has not changed during the past five years. The information provided is as of April 1, 2024, unless otherwise indicated.

4 | 2024 Proxy Statement

Katherine H. Antonello

Principal Occupation:	Director Since: 2021
President and Chief Executive Officer of Employers Holdings, Inc.	Committee Memberships:
Age: 59	Executive
Other current public company directorships: None	Finance
Previous public company directorships in last five years: None	Risk Management, Technology and Innovation

Experience
Ms. Antonello has served as a Director and the President and Chief Executive Officer of the Company since April 2021. She also serves as a Director and Chief Executive Officer of each of the Company’s wholly-owned subsidiaries. Ms. Antonello joined the Company in August 2019 as its Executive Vice President, Chief Actuary. Prior to joining the Company, Ms. Antonello served as the Chief Actuary for the National Council on Compensation Insurance (NCCI) from June 2013 to July 2019. Ms. Antonello earned her Bachelor of Science degree in Mathematics from Birmingham-Southern College. She is a Fellow of the Casualty Actuarial Society, a Fellow of the Society of Actuaries, and a Member of the American Academy of Actuaries. In addition, she currently serves as the Chair of the Nominating Committee of the Board of the Casualty Actuarial Society and as an advisory board member of Kids Chance of America.

Skills and Qualifications
Ms. Antonello’s qualifications to serve on the Board include, among other factors, her unique blend of over 37 years of insurance experience in the areas of both life and annuity insurance and property and casualty insurance. She has over 25 years of deep workers’ compensation insurance experience, having held leadership roles over actuarial, policy services, claims, government affairs, regulatory reporting, research, and internal audit functions. Additionally, during her career, she has broadened her industry perspective by working at carriers, insurance bureaus, and consulting firms.

João (John) M. de Figueiredo

Principal Occupation:	Director Since: 2019
Professor	Independent
Age: 58	Committee Memberships:
Other current public company directorships: None	Board Governance and Nominating
Previous public company directorships in last five years: None	Executive
Risk Management, Technology and Innovation (Chair)

Experience
Dr. de Figueiredo has been a professor at Duke University since 2010 and is currently the Russell M. Robinson II Distinguished Professor of Law, Strategy, and Economics at the Duke University Law School and Fuqua School of Business. Prior to joining Duke, Dr. de Figueiredo held faculty positions at the UCLA Anderson School of Management, UCLA Law School, and the MIT Sloan School of Management. He has also served as a strategic management consultant at Monitor Company. His research specializes in business and innovation strategies in regulated industries. His scholarly articles, papers, and reviews on strategy, innovation, economics, and business-government interactions have appeared in numerous scholarly and management journals in a variety of disciplines. Dr. de Figueiredo received a Ph.D. in Business and Public Policy from the University of California, Berkeley, an M.Sc. degree in Economics from the London School of Economics, and an A.B. degree from Harvard University, and he has been a Research Associate with the National Bureau of Economic Research since 2007.

Skills and Qualifications
Dr. de Figueiredo’s qualifications to serve on the Board include, among other factors, his knowledge, research, and expertise in areas of competitive strategy, disruptive and incremental innovation, strategy implementation and organizational change, data analytics, and corporate regulatory and political strategy.

2024 Proxy Statement | 5

Barbara A. Higgins

Principal Occupation:	Director Since: 2018
Advisor	Independent
Age: 57	Committee Memberships:
Other current public company directorships: None	Board Governance and Nominating
Previous public company directorships in last five years: None	Executive
Human Capital Management and Compensation (Chair)

Experience
Ms. Higgins retired from Duke Energy Corporation ("Duke Energy") in December 2021 and currently serves as an advisor on customer experience management as well as on the board of multiple non-profit institutions. From August 2017 through December 2021, Ms. Higgins served as the Chief Customer Officer for Duke Energy, with focus on designing end-to-end strategies for measurement, valuation and improvement of the residential and commercial customer experience and had also served as its Customer Experience Advisor. Previously, from May 2015 to August 2017, she was a consultant. Ms. Higgins served as Chief Customer Officer for Allstate Insurance Company from May 2011 to April 2015. Prior to that, she led Customer Experience at United Airlines, Inc., following a nearly 19-year career at The Walt Disney Company ("Disney") where she served in every Disney-owned and operated theme park location worldwide. From 2013 to the end of 2018, she served as a Director at DeVry University and was an advisory board member from November 2011-2013. Ms. Higgins received a Bachelor of Science degree from Cornell University, School of Hotel Administration and a Master of Business Administration from the University of Florida, Warrington College of Business Administration.

Skills and Qualifications
Ms. Higgins's qualifications to serve on the Board include, among other factors, her 35 years of experience in multi-channel operations, market research, brand management and leadership, managing operations across diverse cultures in the Americas, Asia, and Europe. An expert in customer experience management, she has worked for public multi-national companies in industries spanning energy, insurance, airlines, and hospitality, providing frequent updates to these boards. In her previous board experience, she served on the governance committee and oversaw transition from public company to private-owned board structure, developing committee charters and a new compensation structure.

James R. Kroner

Principal Occupation:	Director Since: 2013
Consultant	Independent
Age: 62	Committee Memberships:
Other current public company directorships: None	Audit
Board Governance and Nominating (Chair)
Previous public company directorships in last five years: None
Executive

Experience
Mr. Kroner was formerly the Chief Financial Officer and Chief Investment Officer of Endurance Specialty Holdings Ltd., which he co-founded in 2001 and from which he retired in December 2005. In addition, he served on its Executive Committee and its Board of Directors. Since his retirement, Mr. Kroner has served as a consultant to various insurance companies and as a private investor. Mr. Kroner served on the Boards of Terra Industries Inc. and Global Indemnity plc and its U.S. insurance subsidiaries. Prior to founding Endurance, Mr. Kroner was Managing Director at Fox Paine & Company LLC and served as a Managing Director and co-head of insurance industry investment banking in the Americas for JP Morgan & Co. Mr. Kroner received a bachelor’s degree in International Relations from Northwestern University and a master’s degree in Management from Northwestern University’s Kellogg School of Management.

6 | 2024 Proxy Statement

Skills and Qualifications
Mr. Kroner’s qualifications to serve on the Board include, among other factors, his experience as Chief Financial Officer, Chief Investment Officer and board member of a publicly traded insurance company that he co-founded, his consulting experience to various insurance companies, as well as his service as a director to other insurance companies, and his experience and expertise in the areas of insurance, management, finance, investments, and investment banking.

Michael J. McColgan

Principal Occupation:	Director Since: 2017
Director and Private Investor	Independent
Age: 68	Committee Memberships:
Other current public company directorships: None	Audit (Chair)
Executive
Previous public company directorships in last five years: None	Risk Management, Technology and Innovation

Experience
Until July 2017, Mr. McColgan was a Partner with PricewaterhouseCoopers LLP ("PwC") providing assurance, risk management, business advisory, and other services to clients primarily in the financial services industry. During his 38-year career with PwC, including 27 years as a Partner, Mr. McColgan held various leadership positions, such as East Region Assurance Leader, the firm’s largest Assurance Practice, Managing Partner of the New York Metro Insurance Practice and Managing Partner of the Northeast Financial Services and Insurance Practices. He was also a member of the PwC Extended Leadership Team and served as the Global Engagement Partner for several of PwC’s largest insurance company clients. Mr. McColgan also serves as a Director of Point32Health, Inc. formed in 2021 through the merger of Tufts Health Plan, Inc. and Harvard Pilgrim Health Care, Inc. Mr. McColgan received a bachelor’s degree in Accounting from Villanova University, is a Certified Public Accountant, and is a member of the American and Pennsylvania Institutes of Certified Public Accountants.

Skills and Qualifications
Mr. McColgan’s qualifications to serve on the Board include, among other factors, the significant experience he has gained in various leadership positions as a Partner at PwC, including his expertise in the areas of assurance, risk management, and advising businesses, primarily in the financial services industry.

Michael J. McSally

Principal Occupation:	Director Since: 2013
Director and Private Investor	Independent
Age: 66	Committee Memberships:
Other current public company directorships: None	Human Capital Management and Compensation

Previous public company directorships in last five years: None

Experience
Mr. McSally was the Chair of our Board of Directors from May 2020 to March 2024. Mr. McSally retired in 2010 and is currently a private investor with a focus on insurance and related businesses. In May 2016, Mr. McSally became a director of IAT Insurance Group. From December 2013 to October 2018, Mr. McSally was the majority owner and non-executive Chairman of Provider Insurance Group, LLC. Mr. McSally has served in various executive positions for OneBeacon Insurance Group, John Hancock Financial Services, Commercial Union Insurance Company, and York Insurance Group. He has also served on several boards of directors of privately held insurance companies and was an Executive Partner of Charter Oak Capital Partners, LP. Mr. McSally received a bachelor’s degree from Providence College, is a Fellow of the Casualty Actuarial Society and is a member of the American Academy of Actuaries.

2024 Proxy Statement | 7

Skills and Qualifications
Mr. McSally’s qualifications to serve on the Board include, among other factors, his experience as Chief Executive Officer, Chief Operating Officer, and in Senior Vice President positions to various insurance companies leading commercial and personal lines, distribution and agency management, as well as his service on several boards of privately held insurance companies and his significant experience and expertise in the areas of insurance, management and actuarial science.

Jeanne L. Mockard

Principal Occupation:	Director Since: 2018
Private Investment Manager and Director	Independent
Age: 60	Committee Memberships:
Other current public company directorships: None	Audit
Executive (Chair)
Previous public company directorships in last five years: None	Finance (Chair)

Experience
Ms. Mockard has been the Chair of our Board of Directors since March 2024. Since 2009, Ms. Mockard has been the Principle at JLM Capital and Consulting, performing services as a consultant to financial and technology companies and as an investor in startup businesses. Prior to that, she was a Managing Director and Portfolio Manager with Putnam Investments for over 20 years. Ms. Mockard is a CFA and currently serves as a Director, member of the Audit Committee and chair of the Finance Committee of Nuclear Electric Insurance Limited, as a Director of Silent Spring Institute, a member of the Endowment Committee for The Bryn Mawr School, and as the Chair of the Investment Committee and Treasurer of the Lutheran Deaconess Association. Ms. Mockard received a Bachelor of Science degree from Tufts University and a Master of Business Administration from the University of Virginia, Darden School of Business.

Skills and Qualifications
Ms. Mockard’s qualifications to serve on the Board include, among other factors, her experience with financial and technology companies and as an investor in startup businesses, as well as more than 20 years of experience managing large investment portfolios, and her extensive service on various boards and committees.

Alejandro (Alex) Perez-Tenessa

Principal Occupation:	Director Since: 2022
CEO	Independent
Age: 49	Committee Memberships:
Other current public company directorships: None	Finance
Risk Management, Technology and Innovation
Previous public company directorships in last five years: None

Experience
Mr. Perez-Tenessa is the founder and CEO of Trendio Live Inc., which was formed in July 2021. Prior to that, he served as Vice President, U.S. Prime Video at Amazon.com, Inc. from August 2019 to April 2021. He served as Vice President, Kindle Content at Amazon from 2017 to 2019. Prior to joining Amazon, he served as Vice President of Beauty and Personal Care of CVS Health from 2013 to 2017. He also served as a Partner at McKinsey & Company from 2003 to 2013. Mr. Perez-Tenessa received a Master in Business Administration from Harvard University (Baker Scholar), as well as a bachelor’s degree and a master’s degree from ESSEC Business School in Paris, France.

Skills and Qualifications
Mr. Perez-Tenessa’s qualifications to serve on the Board include, among other factors, his unique expertise and experience in areas including transformational leadership, digital marketing, and optimization of customer experience through machine learning.
.

8 | 2024 Proxy Statement

Steven P. Sorenson

Principal Occupation:	Director Since: 2024
Director	Independent
Age: 59	Committee Memberships:
Other current public company directorships: None	Human Capital Management and Compensation

Previous public company directorships in last five years: None	Risk Management, Technology and Innovation

Experience
Mr. Sorenson retired from the Allstate Corporation in April 2023 after serving in various senior leadership roles, most recently as Executive Vice President of Corporate Business Transformation from 2020 to April 2023 and as Executive Vice President of Operations from 2017 to 2020. He joined Allstate in 2000. Prior to joining Allstate, Mr. Sorenson was a general manager at Progressive Insurance Company from 1997 to 2000 and an engagement manager at McKinsey & Company from 1992 to 1997. Mr. Sorenson currently serves on the boards of YMCA of Metropolitan Chicago, where he serves as Chair, and One Hope United, a multistate nonprofit that helps children and families build the skills to live life without limits. Mr. Sorenson earned a master’s degree in business administration (finance and strategy) from the University of Chicago in 1992 and a bachelor’s degree in economics from Harvard University in 1987.

Skills and Qualifications
Mr. Sorenson’s qualifications to serve on the Board include, among other factors, his significant knowledge and expertise in areas including transformational leadership, insurance operations, and insurance product development and distribution.

___________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the nominees listed above.
____________________________________________________________________________
2024 Proxy Statement | 9

Director Nomination and Recommendation Procedures
The Board Governance and Nominating Committee has adopted Procedures and Criteria for Nomination to assist it in reviewing and evaluating director nominees. These procedures identify qualifications that should be considered when comparing and evaluating director nominees from any source. The general criteria include background and experience, and an appropriate mix of professional experience or training in accounting, finance, technology, management, marketing, securities, law and insurance. The specific criteria to be reviewed by the Board Governance and Nominating Committee include, but are not limited to, the following: integrity; collegiality; experience at a senior level in a particular industry; commitment; financial literacy; an understanding of board governance; no conflict of interest with the Company; and the ability to satisfy the independence requirements of the NYSE and the SEC.
The Board Governance and Nominating Committee may also seek to have the Board represent a diversity of backgrounds and experience. Although the Board Governance and Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills and professional experience as factors in evaluating candidates for the Board. The Board Governance and Nominating Committee assesses its achievement of diversity through its review of Board composition as part of the annual Board self-evaluation process. The Board Governance and Nominating Committee is responsible for assessing the appropriate balance of the various criteria required of Board members.
The Board Governance and Nominating Committee may, if it determines to do so, utilize a search firm to assist in its review of any potential director candidates.
The Company’s Bylaws establish procedures for the submission of director nominees by stockholders. Stockholders wishing to submit a director nominee should carefully review the Bylaws.
The Board Governance and Nominating Committee will also consider candidates recommended by stockholders. In considering candidates submitted by stockholders, the Board Governance and Nominating Committee will account for the needs of the Board and the qualifications of the candidate. Any director recommendations by stockholders should be mailed to the Corporate Secretary, Employers Holdings, Inc. at 748 S. Meadows Parkway, Suite A9, #249, Reno, Nevada 89521.
Majority Vote Policy in Uncontested Director Elections
The Company's majority voting policy provides that a director nominee must receive a majority of votes cast, as contemplated by the Company's Bylaws, in order to be elected to the Board, except that if as of a date that is 14 days in advance of the date that the Company files its definitive proxy statement with the SEC (regardless of whether or not thereafter revised or supplemented) the number of nominees exceeds the number of directors to be elected, then the directors will be elected by the vote of a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If an incumbent director fails to receive a majority of the votes cast for election in an uncontested election (where the number of nominees does not exceed the number of directors to be elected), then the Company's majority voting policy requires that such director must, promptly following certification of the stockholder vote, offer his or her resignation to the Board for consideration in accordance with the following procedures. All of these procedures must be completed within 90 days following certification of the stockholder vote.
The Board, through its Qualified Independent Directors (as defined below), will evaluate the best interests of the Company and its stockholders and decide the action to be taken with respect to such offered resignation, which may include, without limitation: (1) accepting the resignation; (2) accepting the resignation effective as of a future date not later than 180 days following certification of the stockholder vote; (3) rejecting the resignation but addressing what the Qualified Independent Directors believe to be the underlying cause of the failure to receive a majority of the votes cast; (4) rejecting the resignation but resolving that the director will not be re-nominated in the future for election as a director; or (5) rejecting the resignation.
10 | 2024 Proxy Statement

In reaching their decision, the Qualified Independent Directors will consider all factors that they deem relevant, including but not limited to: (1) any stated reasons why stockholders did not vote for such director; (2) the extent to which the votes "against" exceed the votes "for" the election of the director and whether the votes "against" represent a majority of the Company's outstanding shares of common stock; (3) any alternatives for curing the underlying cause of the "against" votes; (4) the director's tenure; (5) the director's qualifications; (6) the director's past and expected future contributions to the Company; (7) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail or potentially fail to comply with any applicable law, rule or regulation of the SEC or the NYSE Listed Company Manual (the "Listing Standards"); and (8) whether such director's continued service on the Board for a specified period of time is appropriate in light of current or anticipated events involving the Company.
Following the decision of the Qualified Independent Directors, the Company will publicly disclose the decision as to whether or not to accept the resignation offer and the process by which the decision was reached, including, if applicable, the reason(s) for rejecting the offered resignation.
A director who is required to offer his or her resignation in accordance with this policy is not permitted to be present during the deliberations or voting as to whether to accept his or her resignation or, except as otherwise provided below, a resignation offered by any other director in accordance with the Company's majority voting policy. Prior to voting, the Qualified Independent Directors may afford the affected director an opportunity to provide any information or statement that he or she deems relevant.
For purposes of the Company's majority voting policy, "Qualified Independent Directors" means all directors who are (1) independent directors (as defined in accordance with the Listing Standards) and (2) not required to offer their resignations in connection with an election in accordance with this policy. If there are fewer than three independent directors then serving on the Board who are not required to offer their resignations, then the Qualified Independent Directors means all of the independent directors, with each independent director who is required to offer his or her resignation in accordance with this policy obligated to recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.
All nominees for election as a director in an uncontested election shall be deemed, as a condition to being nominated, to have agreed to abide by the Company's majority voting policy and, if applicable, must offer to resign and, if requested to do so, must resign, in each case in accordance with this policy. The Company may require each person to submit an irrevocable resignation letter, subject to this policy, as a condition to being nominated for election.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee during all or part of 2023 consisted of Ms. Higgins, Chair, and members Ms. Glenn (who retired in May 2023), and Messrs. Dhoré and McSally. None of these Directors were at any time during 2023, or before, an officer or employee of Employers Holdings, Inc. or any of its subsidiaries required to be disclosed under Item 404 of Regulation S-K of the Exchange Act. None of the executive officers of the Company or its subsidiaries served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officer served on the Company's, or its subsidiaries', boards of directors or their compensation committees.
2024 Proxy Statement | 11

Board Matters and Corporate Governance
Corporate Governance Guidelines
The Board has adopted the Corporate Governance Guidelines of Employers Holdings, Inc. (the "Guidelines"), which are available on our website at www.employers.com, and the Company will furnish a print copy to any stockholder who requests it. The Guidelines were adopted to assist the Board in fulfilling its responsibilities and are in compliance with Section 303A of the Listing Standards.
Director Independence
In accordance with the rules of the NYSE, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the Guidelines, which include all elements of independence set forth in Section 303A of the Listing Standards. Specifically, the Board has agreed that it shall consist of a majority of directors who qualify as independent directors under the Listing Standards.
The Guidelines provide that the Board reviews annually the relationships that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered independent directors, subject to additional qualifications prescribed under the Listing Standards or applicable law. In the event that a director becomes aware of any change of circumstances that may result in such director no longer being considered independent under the Listing Standards or applicable law, the director shall promptly inform the Chair of the Board Governance and Nominating Committee.
Based on its review, the Board has determined that all non-employee directors are independent.
Board Leadership Structure
The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the stockholders' interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the role of Chair of the Board should be held by an independent director or a senior executive who serves on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, so they are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the directors and management to meet those needs.
The Board has determined that having Ms. Mockard, an independent director, serve as Chair of the Board is in the best interest of the Company's stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures, and it is useful in establishing a system of corporate checks and balances. In addition, as managing the Board can be a time-intensive responsibility, this structure permits Ms. Antonello, our President and Chief Executive Officer, to focus on the management of the Company's day-to-day operations.
Lead Independent Director Policy
The Guidelines provide that if the Chair of the Board is not an independent director, the Company's independent directors will designate one of the independent directors on the Board to serve as a lead independent director (the "Lead Independent Director"). If the Chair of the Board is an independent director, then he or she satisfies the Guideline's requirements for a Lead Independent Director. As described under "Board Leadership Structure" above, the Board is currently led by an independent Chair of the Board, Ms. Mockard.
12 | 2024 Proxy Statement

Board Committees
The Company has the following standing committees: Audit Committee, Board Governance and Nominating Committee, Human Capital Management and Compensation Committee, Executive Committee, Finance Committee, and Risk Management, Technology and Innovation Committee. The following table summarizes the current membership of the Board's standing committees and the number of meetings held in 2023.

Committees
	Audit	Board Governance and Nominating	Human Capital Management and Compensation	Finance	Risk Management, Technology and Innovation	Executive
Ms. Antonello				Member	Member	Member
Dr. de Figueiredo		Member			Chair	Member
Mr. Dhoré(1)			Member	Member
Ms. Higgins		Member	Chair			Member
Mr. Kroner	Member	Chair				Member
Mr. McColgan	Chair				Member	Member
Mr. McSally			Member
Ms. Mockard	Member			Chair		Chair
Mr. Perez-Tenessa				Member	Member
Mr. Sorenson			Member		Member
Meetings in 2023	5	6	8	4	5	0
(1)    Mr. Dhoré is not standing for re-election at the 2024 Annual Meeting.
Audit Committee
The Audit Committee assists the Board in monitoring the integrity of our financial statements, the effectiveness of our system of internal controls, our independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors, our corporate insurance program, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention, termination, and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee.
The Audit Committee prepared the Audit Committee Report included in this proxy statement on page 56.
The Company's Audit Committee satisfies the independence and other requirements of the NYSE and the SEC. Each member of the Audit Committee is financially literate. In addition, the Board of Directors has determined that each member of the Audit Committee is an "audit committee financial expert" within the meaning of Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended.
Board Governance and Nominating Committee
The purpose of the Board Governance and Nominating Committee is to identify and select individuals qualified to serve as members of the Board of Directors and its committees, to determine the composition of the Board and its committees, to recommend to the Board a slate of director nominees for each annual meeting of stockholders, to develop and recommend to the Board sound corporate governance policies and procedures, to review succession plans of the Company's Chair and Chief Executive Officer, and to oversee the evaluation of the Board and committees. The Board Governance and Nominating Committee also provides oversight of the Company’s environmental, social, and governance ("ESG") programs, including receiving periodic updates from the Company's management responsible for such programs, and oversees the Company's charitable giving programs.
Our Board Governance and Nominating Committee satisfies the independence and other requirements of the NYSE and the SEC.
2024 Proxy Statement | 13

Human Capital Management and Compensation Committee
The Human Capital Management and Compensation Committee, or "Compensation Committee," provides advice, direction and oversight of the Company's policies and strategies relating to culture and human capital management, including diversity, equity and inclusion, and is directly responsible for the Company's compensation plans, policies, programs, and practices applicable to the Chief Executive Officer and other executive officers, as well as the Company's incentive-compensation and equity-based plans. Specifically, the Compensation Committee determines the details of the compensation package for the Chief Executive Officer and other executive officers, with advice and recommendations from the Chief Executive Officer with respect to the compensation packages of the other executive officers; establishes the total compensation philosophy and strategy for the Company and its Board; administers our equity and incentive plan, incentive and discretionary bonuses, 401(k) plan and other benefits plans; and approves the salaries and bonuses for executive officers. The Compensation Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of any independent compensation consultant engaged for the purpose of assisting the Committee in fulfilling its duties, and for determining that any such compensation consultant satisfies the “independence” requirements in place during the time of its service to the Committee. The Compensation Committee may delegate to one or more of its members or to one or more executive officers or other agents those administrative duties it may deem advisable (including the authority to grant awards under the equity and incentive plan to non-officers), and it or its delegate may employ one or more persons to render advice with respect to any responsibility this committee or such person may have under the plan. The Compensation Committee also determines, adopts, and oversees the mandatory guidelines that require non-employee directors, named executive officers, and other members of senior management to attain and retain specific levels of ownership in Company stock, and administers our Compensation Recovery "Clawback" Policy, under which the Company will recoup erroneously awarded incentive-based compensation from any NEO (and certain other officers, as described below), subject to limited exceptions.
The Compensation Committee prepared the Human Capital Management and Compensation Committee Report included in this proxy statement on page 36.
Our Compensation Committee satisfies the independence and other requirements of the NYSE and the SEC.
Executive Committee
The Executive Committee functions on behalf of the Board during intervals between meetings of the Board, as necessary. The Executive Committee may exercise all the powers of the Board in management of the business and affairs of the Company, except as limited by the Company's Articles of Incorporation and Bylaws, with respect to matters that are specifically reserved for another committee, and as set forth in its charter.
Finance Committee
The Finance Committee oversees the Company's investments, investment policies and guidelines, financial planning, capital structure and management, stock dividend policy and dividends, stock repurchases, budgetary reviews, and reinsurance protection. Additionally, the Finance Committee (i) monitors the Company's financial structure and recommends appropriate Board action regarding Company debt and equity financing, (ii) monitors the Company's capital needs and financing arrangements, the Company's ability to access capital markets (including the Company's debt ratings) and management's financing plans, and (iii) reviews and recommends appropriate Board action regarding the issuance of public or private placement debt (other than commercial paper), the establishment of commercial paper facilities, and the establishment of bank lines of credit.
Risk Management, Technology and Innovation Committee
The Risk Management, Technology and Innovation Committee, or "Risk Committee," provides oversight of the Company's IT and cybersecurity risks and strategies, and oversees the Company's innovation strategies and risks. Specifically, the Risk Committee approves and provides oversight of the Company's enterprise-wide risk management framework and structure, including the Company's approach to risk
14 | 2024 Proxy Statement

management and the practices, guidelines, policies, processes, and governance structures necessary to execute the risk management program. The Risk Committee also approves, and monitors adherence to, the Company's risk appetite and risk tolerances, and provides input and direction on the most significant risks facing the Company. The Risk Committee also oversees the Company's policies and procedures relating to oversight and evaluation of information security and data privacy risks, the Company's cybersecurity strategy, and applicable regulatory reporting and disclosure obligations related to cybersecurity. Additionally, the Risk Committee periodically reviews the Company's strategic plans for technology and innovation, including technology initiatives and how they positively impact revenues, expenses, risk, and the customer experience.
Committee Charters and Evaluations
Each committee has a written charter. Each committee charter is available on our website at www.employers.com. The Company will provide a print copy of any committee charter to any stockholder who requests it.
At least annually, or in the case of the Executive Committee in the years in which it meets, each committee reviews and evaluates its and each member's performance, including its compliance with its charter.
Committee Membership Rotation
The Board approved a process whereby the committee assignments and the chairs of various committees would rotate on a periodic basis. This process is intended to provide the directors with additional exposure to the responsibilities of the various committees and increase the depth of their experience. This process generally includes the requirement that an incoming chair of a committee either be on the committee for at least one year before assuming the duties of the chair or have prior experience on that committee. The changes to the committee and chair assignments generally occur each year following the annual meeting.
Board's Role in Risk Oversight
One of the Board's important functions is oversight of risk management. Risk is inherent in the business of the Company and may include risk from external sources such as competitors, the economy and credit markets, regulatory and legislative developments, and other external forces. The Board's oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees. While management is responsible for identifying risk and risk controls related to significant business activities, mapping the risks to the Company's strategy, and developing programs and recommendations to determine the sufficiency of risk identification and mitigation, the Board is responsible for promoting an appropriate culture of risk management and setting the tone at the top. The Board also provides oversight so that the Company has the necessary resources to proactively manage risk, including a periodic review of the development, experience, skills, and leadership of the Company's management and the employees who report to them. The Board committees provide oversight under the direction of their respective chairs.
The Risk Committee oversees, among other things, the Enterprise Risk Management (ERM) program and the Information Security program. This structure ensures that the Company's most critical risks are effectively monitored and communicated to the Board. The Risk Committee focuses on the Company's ERM program, including its framework, risk register and risk appetite. The Risk Committee also focuses on IT and cybersecurity risks and strategies, along with the Company's Chief Information Security Officer, in order to understand these risks and the Company's mitigation strategies. The Risk Committee also oversees the Company's innovation strategies and risks.
While the Board and the Risk Committee have ultimate oversight responsibility for the risk management program, other committees of the Board also have specific responsibilities for risk management:
•The Audit Committee meets periodically with the Chief Financial Officer, the Corporate Controller, the General Counsel, the Internal Auditor, and Ernst & Young with regard to the Company's risk
2024 Proxy Statement | 15

management processes, controls, and capabilities. In addition, the Audit Committee reviews, at least annually, the Company's legal and regulatory risks and the Company's compliance programs, our corporate insurance program, the Company's Code of Conduct, and the Company's procedures regarding the receipt, retention and treatment of issues concerning internal controls, insurance premiums receivable, reinsurance recoverables, exposure to terrorism and catastrophes, and internal and external audit matters.
•The Finance Committee oversees and provides review and oversight as to the Company's liquidity and capital needs and activities, reinsurance protection, the proper allocation and distribution of capital between the Company and its subsidiaries, dividend declarations, and other financial matters on an ongoing basis. The Finance Committee also monitors the Company's financial structure and reviews the Company's policies and procedures for risks or exposure to capital markets, our need for capital, our debt structure, the assessments or surcharges for which we may become liable and the restrictions and requirements of insurance laws.
•The Board Governance and Nominating Committee oversees the executive and Board Chair succession plans, supervises the Company's compliance with the requirements of the NYSE and the SEC, and reviews the Company's governing documents, committee charters and other policies at least annually. The Board Governance and Nominating Committee is responsible for identifying and selecting individuals qualified to serve as members of the Board, recommending the committee structure to the Board, developing and recommending the Guidelines to the Board, and overseeing the evaluation of the Board and its committees. The Board Governance and Nominating Committee also provides oversight of the Company's ESG programs, which includes receiving periodic updates from the Company's management responsible for such programs.
•The Compensation Committee oversees the Company's culture and human capital management, including diversity, equity and inclusion, and the Company's compensation plans, policies, programs, and practices applicable primarily to the Company's executive officers. The Compensation Committee establishes the overall benefit and compensation philosophy and administers our equity and incentive plan, incentive and discretionary bonuses, 401(k) plan and other benefit plans. The Compensation Committee is responsible for mitigating risk through responsible corporate governance and annually evaluates whether the Company's incentive compensation programs create material risks to the Company.
The majority of the Company's directors sit on more than one standing committee, which helps ensure that the risk responsibilities of the various committees are well coordinated. Each committee chair makes a report on committee activities to the Board at least quarterly, which enables all Board members to continually review and evaluate risks that could affect the Company.
Certain Relationships and Related Transactions
The Board has adopted the Related Person Transactions Policy and Procedures, which is available on our website at www.employers.com and a print copy will be made available to any stockholder who requests it. Among other things, this policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to the Company no less frequently than annually. The Audit Committee reviews these related party transactions at least annually and considers all of the relevant facts and circumstances available to the Audit Committee, including but not limited to: the benefits to the Company; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a Director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and of our stockholders, as the Audit Committee determines in good faith.
16 | 2024 Proxy Statement

No director, executive officer, or other significant officer has loans or other debt with Employers Holdings, Inc. or its subsidiaries.
As of December 31, 2023, BlackRock Inc. ("BlackRock") managed a portfolio of bank loan fixed maturity securities with a fair value of $113.9 million, equity securities with a fair value of $43.6 million, and private equity limited partnerships with a fair value of $60.0 million on behalf of the Company. BlackRock, in Schedule 13G filed with the SEC on January 23, 2024 reflecting information as of December 31, 2023, reported having sole voting power with respect to 3,649,283 shares of common stock (representing 14.4% of the Company's outstanding common stock) and dispositive power with respect to 3,694,714 shares of common stock (representing 14.6% of the Company's outstanding common stock).
Pursuant to an Investment Management Agreement between the Company and BlackRock (the "IMA"), which governs management of the bank loans, the Company incurred investment management fees of $0.6 million during 2023, of which $0.1 million remained payable to BlackRock at December 31, 2023. Returns related to the Company's investments in open-end equity securities and private equity limited partnerships are net of management fees.
The Audit and Finance Committees of the Board reviewed BlackRock's relationship with the Company prior to execution of the IMA.
Compensation Committee Use of Compensation Consultants
The Compensation Committee retained the services of Pay Governance, LLC ("Pay Governance") to provide advice, guidance and recommendations with respect to 2023 executive and director compensation. The Company did not retain Pay Governance to provide any services other than those related to executive and director compensation. Management did not retain a separate compensation consultant for the purposes of determining compensation for any of the named executive officers in 2023.
In January 2023, the Compensation Committee assessed the independence of Pay Governance and confirmed that the Compensation Committee's engagement of Pay Governance and the work performed by Pay Governance for the Compensation Committee have not raised any conflicts of interest. The Compensation Committee's conclusions were based on the factors set forth by the SEC and in the Listing Standards and any other factors deemed relevant by the Compensation Committee for this purpose.
During 2023, the Compensation Committee retained the services of Compensation Advisory Partners, LLC ("CAP") to advise the Compensation Committee with respect to 2024 compensation-related matters.
Director Compensation
For purposes of determining 2023 director compensation, the Compensation Committee, with the advice, guidance and recommendations of Pay Governance, discussed, analyzed, and reviewed the 2022 director compensation program during several Compensation Committee meetings to evaluate whether the directors' compensation: (1) remained reasonable and competitive, both generally and specifically when analyzed against the director compensation for the same peer companies used to analyze named executive officer compensation; (2) was consistent with best corporate practices; (3) met the goals and objectives of the Company; and (4) aligned directors' interests with those of our stockholders. Finding that director compensation remained competitive, Pay Governance did not recommend an increase to director compensation in 2023. The Compensation Committee, after considering Pay Governance's recommendation, maintained the value of the directors' equity grant and the value and structure of the directors' cash compensation for the 2023-2024 director term.
In 2023, the components of non-employee director compensation remained an annual cash retainer and an award of restricted stock units ("RSUs"). The chair of the Board and the chair of each of the Board's committees are paid additional cash fees for their service. Each non-employee committee member is paid an annual cash fee for committee membership and an additional committee meeting fee if the committee member attends more than eight committee meetings in any calendar year. No additional payments are made for attendance at Board meetings. Annual cash retainers, Board, committee chair
2024 Proxy Statement | 17

and committee membership fees, and committee meeting attendance fees (if any) are paid in quarterly installments, in arrears at the end of each quarter.
Non-employee director compensation in 2023 consisted of:

	Board of Directors	Audit	Compensation	Other Committees
Board Member - annual cash retainer	$65,000	$—	$—	$—
Board Member - annual RSU award(1)	85,000	—	—	—
Chair of the Board	75,000	—	—	—
Committee Chair	—	20,000	15,000	10,000
Committee membership - annual fee		14,000	12,000	9,000
Committee meeting attendance - per meeting, over eight per year	—	1,750	1,500	1,500
(1)See table below for additional details regarding RSUs.

2023 Director Compensation
The table below sets forth a summary of the compensation paid to our non-employee directors in 2023. Ms. Antonello, our President and Chief Executive Officer and a director in 2023, did not receive any additional compensation for serving as a director. Please see the "2023 Summary Compensation Table" below on page 37 for the 2023 compensation received by Ms. Antonello.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
João “John” M. de Figueiredo	93,000	84,968	—	—	—	3,117	181,085
Prasanna G. Dhoré(3)	86,000	84,968	—	—	—	3,955	174,923
Valerie R. Glenn(4)	40,000	—	—	—	—	—	40,000
Barbara A. Higgins	101,000	84,968	—	—	—	2,426	188,394
James R. Kroner	94,583	84,968	—	—	—	165	179,716
Michael J. McColgan	108,000	84,968	—	—	—	3,498	196,466
Michael J. McSally	152,000	84,968	—	—	—	2,994	239,962
Jeanne L. Mockard	98,000	84,968	—	—	—	4,440	187,408
Alejandro "Alex" Perez-Tenessa	83,000	84,968	—	—	—	165	168,133
Steven P. Sorenson(5)	—	—	—	—	—	—	—
(1)The amounts in the "Stock Awards" column relate to the RSUs granted in 2023 under our equity and incentive plan. Such grants of RSUs were made following the 2023 Annual Meeting of Stockholders to all non-employee directors serving as of that date and are scheduled to vest on May 25, 2024. The fair market value of each share of common stock subject to the RSUs on May 25, 2023, the date of grant, was $36.42. As of December 31, 2023, each then-serving non-employee director had 2,333 unvested RSUs, and Ms. Glenn had no outstanding equity awards with respect to the Company. Additional stock ownership information is set forth in the beneficial ownership table on page 53.
The amounts shown do not reflect compensation actually received by the non-employee director but rather represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation ("FASB ASC Topic 718"), based on the stock price on the date of grant and excluding any assumption for future forfeitures. All other assumptions used to calculate the expense amounts shown are set forth in Note 14 to the 2023 Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, as filed February 26, 2024 (the "2023 10-K").
Dividend equivalents will be credited to those non-employee directors who elect to defer settlement of their RSUs generally until six months after termination of Board service, and will be converted into additional RSUs.
18 | 2024 Proxy Statement

(2)All Other Compensation includes the aggregate incremental costs associated with the non-employee directors' board activities.
(3)Mr. Dhoré is not standing for re-election at the 2024 Annual Meeting.
(4)Ms. Glenn retired from the Board effective May 25, 2023 and received pro-rated cash fees based on her service during the year.
(5)Mr. Sorenson became a non-employee director effective March 1, 2024, so he did not receive any director compensation in 2023.
Director Stock Ownership
The Board believes its non-employee directors should accumulate and retain a level of ownership of our common stock to align the interests of the non-employee directors and the stockholders. Accordingly, the Compensation Committee has adopted mandatory guidelines that require the non-employee directors to attain and retain specific levels of ownership in Company stock. These guidelines reinforce the importance of aligning the interests of our non-employee directors with the interests of our stockholders and are intended to motivate such directors to reach and maintain appropriate levels of stock ownership. Under these guidelines, non-employee directors are required to own a minimum number of shares of Company stock equal to three times the annual cash retainer. The non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the first three years after becoming a non-employee director. The Company's non-employee directors received at least 35% of their 2023 annual board and committee compensation in the form of RSUs, with the exception of Ms. Glenn, who retired from the Board effective May 25, 2023 and did not receive an RSU grant in 2023. Mr. Sorenson was not a director during 2023. As of the record date, each of our non-employee directors either held the requisite number of shares or was within the three-year transition period.
Board Meetings and Annual Meeting Attendance
During the year ended December 31, 2023, there were eight meetings of the Board. Each Director attended at least 75% of the aggregate of the meetings of the Board and the committees of the Board on which such Director served during 2023.
Directors are expected to attend the Company's annual meeting of stockholders. All directors attended the 2023 Annual Meeting of Stockholders.
Communications with the Board of Directors
Any interested party desiring to communicate with the Chair of the Board or any other director regarding the Company may contact such director by sending correspondence to: Employers Holdings, Inc., c/o Chief Legal Officer, 2340 Corporate Circle, Suite 200, Henderson, Nevada 89074. Communications may also be sent electronically to: ChiefLegalOfficer@employers.com. Communications may be submitted anonymously, and a sender may indicate whether he or she is a stockholder, customer, supplier, or other interested party.
All communications received as described above shall be opened by the Chief Legal Officer for the purpose of determining whether the contents represent a message to our directors and, depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non- employee directors, an individual director or a committee of directors, as appropriate. The Chief Legal Officer distributes the communication to each director who is a member of the Board, or of the group or committee, to which the communication is directed.
2024 Proxy Statement | 19

Proposal 2 – Ratification of the Adoption of the Nevada Exclusive Forum Provision of the Company's Bylaws
On December 12, 2022, the Board amended and restated the Company's bylaws. Among other things, the amendments provided that the Second Judicial District of Washoe County, Nevada was the exclusive forum for certain litigation involving the Company or its current or former officers, directors, employees or agents.
In response to feedback from certain stockholders regarding their preferences as to the terms of the Company's exclusive forum provision and the process of its adoption, on May 20, 2023, the Board further amended and restated the Company's bylaws (as so amended and restated, the "Bylaws") to revise the Company’s exclusive forum provision to provide that the state courts of the State of Nevada (or, if the state courts of the State of Nevada do not have jurisdiction, then the federal district court for the District of Nevada) are the exclusive forum for certain litigation involving the Company or its current or former officers, directors, employees or agents (the "Nevada Exclusive Forum Provision").
The Board thanks our stockholders for their feedback.
The text of the Nevada Exclusive Forum Provision is set forth below for reference:
Unless the Corporation consents in writing to the selection of an alternative forum, the state courts of the State of Nevada (or, if the state courts of the State of Nevada do not have jurisdiction, then the federal district court for the District of Nevada) shall be the exclusive forum for any concurrent jurisdiction action (as defined in the [Nevada Revised Statutes, or] NRS) or any litigation relating to the internal affairs of the Corporation, including (without limitation):
(a) Any derivative action brought on behalf of the Corporation;
(b) Any action asserting a claim for breach of fiduciary duty to the Corporation or its stockholders by any current or former officer, director, employee or agent of the Corporation; or
(c) Any action against the Corporation or any current or former officer, director, employee or agent of the Corporation arising pursuant to any provision of Chapters 78 or 92A of the NRS, the Articles of Incorporation or these Bylaws.
Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.
The full text of the Bylaws can be found in Exhibit 3.1 to our current report on Form 8-K, as filed with the SEC on May 22, 2023.
The Board now asks our stockholders to ratify the amendment of the Bylaws to provide for the Nevada Exclusive Forum Provision for the following reasons, as discussed in more detail below:
•The Board believes that the Nevada Exclusive Forum Provision is in the best interests of the Company and its stockholders because it prevents plaintiffs from forum shopping and attempting to litigate in multiple forums, thereby reducing the costs to the Company of such actions and bringing more certainty to their resolution. These types of activities by plaintiffs are increasingly common, and they are ultimately value destructive.
•The Board believes that, for a Nevada corporation, the state courts of Nevada are best suited to adjudicate the matters specified in the Nevada Exclusive Forum Provision.
The Nevada Exclusive Forum Provision was not adopted by the Board in reaction to any specific litigation confronting the Company. As of the date the Board adopted the Nevada Exclusive Forum Provision, and as of the date of this proxy statement, there were not and are not any lawsuits pending that would be subject to the Nevada Exclusive Forum Provision. Rather, the Nevada Exclusive Forum Provision was
20 | 2024 Proxy Statement

adopted on a prospective basis to help mitigate potential future harm to the Company and our stockholders.
The Nevada Exclusive Forum Provision will limit the ability of prospective plaintiffs in certain cases to forum shop, which can result in a court located outside of Nevada interpreting Nevada law, thus requiring a court less familiar with the laws of our state of incorporation to interpret and apply those laws. This increases the likelihood of speedy and efficient application of Nevada corporate law by the Nevada courts and decreases the likelihood of unpredictable misapplication of Nevada corporate law by jurisdictions outside Nevada. Additionally, the Nevada Exclusive Forum Provision will reduce the risk of litigation in multiple jurisdictions, which can result in conflicting decisions by different courts, significant expense to the Company, and the destruction of stockholder value. These practices are becoming increasingly common, and the Board believes that it is prudent and beneficial to the Company and our stockholders to take protective measures.
The Board understands that the Nevada Exclusive Forum Provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees, and may also increase the costs of bringing a claim in a judicial forum that is inconvenient to the stockholder. Additionally, if a court were to find the Nevada Exclusive Forum Provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a significant adverse effect on our business, financial condition and operating results.
However, the Nevada Exclusive Forum Provision is narrowly tailored to regulate only the forum where plaintiffs may file claims relating to the specified actions and not the content of any claim or the remedies available if such claims are successful under Nevada law. Additionally, the Nevada Exclusive Forum Provision permits the Company to consent to the selection of an alternative forum if the Company believes that such other forum is in the best interests of the Company and our stockholders.
The Nevada Exclusive Forum Provision applies to derivative actions arising under either the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We note that Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The Board believes that the Nevada Exclusive Forum Provision, which provides that the federal district court for the District of Nevada shall be the exclusive forum for certain claims if the state courts of the State of Nevada do not have jurisdiction, addresses these considerations.
While the vote on this Proposal 2 is advisory, in the event the number of votes cast against this Proposal 2 exceeds the number of votes cast for Proposal 2, it is the Board's intention to promptly amend the Bylaws to remove the Nevada Exclusive Forum Provision.
Accordingly, the following resolution will be submitted to a stockholder vote at the annual meeting:
"RESOLVED, that the Nevada Exclusive Forum Provision of the Company's Bylaws is hereby APPROVED."
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the Nevada Exclusive Forum Provision of the Company's Bylaws.
____________________________________________________________________________
2024 Proxy Statement | 21

Proposal 3 – Advisory Vote to Approve Executive Compensation
As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers (including our CEO, our CFO and our three most highly compensated other executive officers during 2023, "NEOs"), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis beginning on page 23 and the executive compensation tables and narrative discussion on pages 37 to 49 contained in this proxy statement. Accordingly, the following resolution will be submitted to a stockholder vote at the annual meeting:
"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion, is hereby APPROVED."
Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
This vote is only advisory, will not be binding upon the Company or the Board, and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. Because the Board values constructive dialogue on executive compensation and other important governance topics with our stockholders, it encourages all stockholders to vote their shares on this matter. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
In accordance with the advisory vote cast by stockholders at the 2023 Annual Meeting of Stockholders, the Board determined that we will hold this advisory vote to approve the compensation paid to the NEOs every year until the next required frequency vote is held. Accordingly, it is expected that the next say-on-pay vote following the 2024 Annual Meeting will occur at the 2025 Annual Meeting of Stockholders.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation paid to the Company's named executive officers.
____________________________________________________________________________
22 | 2024 Proxy Statement

Compensation Discussion and Analysis
Our Human Capital Management and Compensation Committee (the "Compensation Committee") believes that the most effective executive compensation program is one that rewards the achievement of specific financial and other performance goals, aligns executive officers' interests with those of our stockholders, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Our executive compensation program is designed to be tied to the Company's financial performance, support our commitment to good compensation governance, and provide competitive compensation opportunities to attract, retain, and motivate our executives.
Summary
2023 Company Performance Highlights
(all comparisons against full-year 2022, unless stated otherwise)
•We grew the business at an underwriting profit.
◦We generated $760.6 million of net written premium, higher than any year since our IPO in 2007;
◦We achieved a record number of ending policies in-force of 126,409, up 4%;
◦Our new business premium increased 20%, and our renewal premium increased 9%;
◦Our Adjusted GAAP Calendar Year Combined Ratio (defined below) was 94.7%;
◦Our net income was $118.1 million ($4.45 per diluted share), up from $48.4 million ($1.75 per diluted share); and
◦Our adjusted net income(2) was $101.7 million ($3.83 per diluted share), up from $81.0 million ($2.93 per diluted share).
•We gained economies of scale.
◦We increased our premium-to-surplus ratio from 75% to 77%; and
◦Our consolidated GAAP Underwriting and General & Administrative Expense Ratio was 24.9%, consistent with 2022, which was our lowest since 2018.
•We effectively managed our investments and capital.
◦Our investment portfolio generated net investment income of $106.5 million, higher than any year since our IPO in 2007;
◦We returned $106.5 million to stockholders through a combination of share repurchases and regular quarterly dividends; and
◦Our Adjusted Book Value per Share, or "ABVPS", (defined below) was $47.26 at December 31, 2023, up 10.5% after taking into account $1.10 of dividends declared.

(2) Adjusted net income for the full-year 2023 was comprised of our GAAP net income ($118.1M) excluding effects from the LPT Agreement (-$7.2M), and net realized and unrealized gains and losses on investments, net of tax (-$17.9M), and other non-recurring expenses, net of tax ($8.7M).

2024 Proxy Statement | 23

2023 Executive Compensation Outcomes
The Compensation Committee considered, among other things, the 2023 Company performance described above, the continued successful execution of our plan to develop and implement new technologies and capabilities, and the individual performance of each NEO, in making the following compensation decisions:
•We provided modest increases, if any, in 2023 base salary for NEOs based on factors such as the individual's performance, scope of responsibility and market trends;
•Our financial performance in 2023 resulted in an Adjusted GAAP Calendar Year Combined Ratio of 94.7%. This was significantly better than the threshold performance (the "Bonus Hurdle") of 106.0%, and resulted in bonus awards to our NEOs of between 50% and 155% of their respective bonus targets; and
•We achieved an annualized two-year change in ABVPS for calendar years 2022 and 2023 of 6.34% for our 2022 performance share ("PSU") grant, which will vest in 2025 at 59% of target, subject to the satisfaction of a one-year service-based vesting period.
Highlights of Our Executive Compensation Program
We believe our program:
•Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our compensation peer group;
•Aligns pay and performance by linking incentive compensation with our combined ratio and ABVPS, which are viewed as key operational metrics and financial drivers of our stock price;
•Emphasizes long-term equity compensation tied to the change in ABVPS and our stock price; and
•Discourages excessive or undue risk-taking.
What our Program Does:
•Emphasizes Performance-Based Compensation:
◦Long Term: We continued to align a significant portion of our compensation with long-term performance by weighting PSUs at 65% of the total long-term equity compensation, which represented approximately 54% of Ms. Antonello's 2023 target direct compensation.
◦Short Term: Our short-term incentive program is entirely performance-based, with annual cash bonuses paid only if the applicable performance goals are achieved.
•Has a Diversified Mix of Performance Metrics: We currently use change in ABVPS for the PSU metric, and we currently use Adjusted GAAP Calendar Year Combined Ratio as the metric for our annual cash bonus program.
•Mitigates Risk, Exhibits Good Corporate Governance and Addresses Human Capital Matters:
◦Possesses Robust Clawback Policies: We have a robust policy to recapture (or "clawback") cash and equity incentive compensation paid to our NEOs and our broader executive team in the event of a restatement or misconduct. In addition, in 2023 we implemented another compensation recapture policy to comply with the new SEC rules and the Listing Standards for our current and former Section 16 officers, including our NEOs, for the recovery of erroneously awarded performance-based incentive compensation.
◦Limits the Amount of Awards Provided: Our equity and incentive plan has a maximum limit on the amount of awards provided to our NEOs.
24 | 2024 Proxy Statement

◦Uses Regular Annual Equity Grants: We have a policy of awarding annual equity grants to our NEOs during a regularly scheduled Compensation Committee meeting, typically in February or March of each year.
◦Imposes Long-Term Vesting and Performance Requirements: Our 2023 RSUs were granted with annual vesting over a four-year period, and our 2023 PSU awards now span a three-year performance period.
◦Subjects NEOs to Stock Ownership Guidelines: We require our NEOs to attain and maintain meaningful and competitive levels of Company stock ownership.
◦Addresses Human Capital Management: Our strategy is to attract and retain responsible, talented and experienced individuals through various initiatives that help promote inclusion, diversity and fair pay.
What our Program Does Not Do:
•Change in Control Gross-Ups: We have no tax gross-up provisions related to change in control benefits or payments.
•Hedging or Pledging: We restrict our NEOs from hedging or pledging Company equity securities, including securities granted under the Company's equity and incentive plan.
•Excessive Perquisites or Benefits: We provide only limited perquisites and benefits, and do not provide items such as SERPs or defined benefit pension plans.
Say on Pay
Our Compensation Committee and Board value the opinions of our stockholders. As in prior years, at the 2023 Annual Meeting of Stockholders, more than 95% of the votes cast on the stockholder advisory vote proposal on our executive compensation program were in favor of our program. The Compensation Committee views these results as continuing endorsements of our program and did not make any changes to the 2023 compensation program in response to the 2023 say on pay vote. The Compensation Committee intends to continue to apply its current principles and philosophy in establishing policies and making decisions regarding our executive compensation program.
Details of Our 2023 Compensation Program
The subsequent sections provide a discussion and analysis of the material elements of our current program.
Our Named Executive Officers
For 2023, our NEOs were:
•Katherine H. Antonello, President and Chief Executive Officer
•Michael S. Paquette, Executive Vice President, Chief Financial Officer
•Lori A. Brown, Executive Vice President, Chief Legal Officer
•John M. Mutschink, Executive Vice President, Chief Administrative Officer
•Jeffrey C. Shaw, Former Executive Vice President, Chief Information Officer
Executive Transition in 2023
Mr. Shaw's employment with the Company involuntarily terminated on July 12, 2023.
How Executive Compensation Is Determined
The Compensation Committee oversees our executive compensation program. The Compensation Committee Charter authorizes the Compensation Committee to retain independent counsel and compensation consultants at the Company's expense. During 2023, the Compensation Committee sought advice and recommendations from its independent compensation consultant regarding the
2024 Proxy Statement | 25

compensation of our NEOs, as well as recommendations from our Chief Executive Officer, or "CEO," concerning the compensation of NEOs other than herself, as discussed below.
Independent Compensation Consultants
For 2023, the Compensation Committee again engaged Pay Governance to identify competitive compensation practices for our executive and director compensation programs, and to advise the Compensation Committee regarding the design of the Company's 2023 incentive compensation components, the competitive ranges for each element of our NEOs' compensation, and compensation trends and standards for best practice. The Compensation Committee also worked with Pay Governance in determining the target compensation levels for our CEO and the other NEOs. Pay Governance did not perform any unrelated services on behalf of management and management did not retain a separate compensation consultant in 2023.
Following completion of its routine, periodic review of its consultants, beginning in June 2023, the Compensation Committee retained the services of CAP to advise it regarding 2024 and future compensation decisions. CAP did not advise the Compensation Committee with respect to any 2023 compensation decisions.
Competitive Market Analysis
Pay Governance conducted a competitive market analysis consisting of companies within our peer group and survey data to help inform the Compensation Committee's 2023 compensation decisions.
Our peer companies were selected based upon a review of organizations that have similar industry focus (insurance companies in the property and casualty segment, including companies with a workers' compensation line of business, as well as insurance companies in the life and health segments), financial size (net written and net earned premium), market capitalization, returns (return on equity and total shareholder return) and financial performance (combined ratio and net income). As a result of its review, Pay Governance recommended removing James River Group Holdings, Ltd., as its performance was no longer viewed as similar to that of the Company, and removing Protective Insurance Corporation, ProSight Global, Inc. and State Auto Financial Corporation, as each had each been acquired in recent years. Pay Governance also recommended adding HCI Group, Inc., Horace Mann Educators Corporation, National Western Life Group, Inc., NI Holdings, Inc., Palomar Holdings, Inc., and Tiptree, Inc., as they were viewed as reasonably comparable to the Company in size, industry and performance, and operated in businesses providing workers compensation insurance or other commercial specialty and casualty insurances. Pay Governance recommended the revised peer group to the Compensation Committee for 2023, for the purpose of reviewing the competitive market for the positions of Chief Executive Officer and Chief Financial Officer. The Compensation Committee approved the peer group below as recommended by Pay Governance:

Peer Group
● AMERISAFE, Inc.	● Argo Group International Holdings, Ltd.	● Donegal Group Inc.
● Global Indemnity Group, LLC	● Hallmark Financial Services, Inc.	● HCI Group, Inc.
● Horace Mann Educators Corporation	● Kinsale Capital Group, Inc.	● National Western Life Group, Inc.
● NI Holdings, Inc.	● Palomar Holdings, Inc.	● ProAssurance Corporation
● RLI Corp	● Safety Insurance Group, Inc.	● Selective Insurance Group, Inc.
● Sirius International Insurance Group, Ltd.	● Tiptree, Inc.	● United Fire Group, Inc.
Pay Governance reviewed proprietary survey data from the Total Compensation Solutions EPPI Compensation & Benefits Survey (2022) (the "EPPI Survey") and the APCIA Insurance Executive Compensation Survey (2022) (the "APCIA Survey") to review the competitive market for the Chief Administrative Officer position, and blended the survey data with the peer group data to review the competitive market for the Chief Legal Officer and the Chief Information Officer positions given the limited number of similar executive officer positions within the peer group. The EPPI Survey was limited to data from insurance companies with annual premiums between $500 million and $1.25 billion and assets over
26 | 2024 Proxy Statement

$1.25 billion. The APCIA Survey data was limited to insurance companies with Direct Written Premium above $750 million and assets above $1.5 billion. Pay Governance weighted each survey equally in making its recommendation.
NEO Compensation Decisions
As in previous years, the Compensation Committee, in setting Ms. Antonello's compensation, considered her performance, the Company's performance, peer group and general market trends, and retention considerations. The Compensation Committee also independently collected input on Ms. Antonello's performance from the Board as part of a formal evaluation process and used this evaluation in combination with the other information noted above. The Compensation Committee did not assign a specific weight to any of these factors, but used its judgment, in making a final decision. The Compensation Committee deliberated on Ms. Antonello's compensation in executive session outside of the presence of management.
The Compensation Committee solicited the input and recommendations of Ms. Antonello in determining compensation for the other NEOs. Ms. Antonello's input included her opinions regarding the performance of the other NEOs and recommendations regarding the levels of base salary and short- and long-term incentive grants for each of the other NEOs. Ms. Antonello also provided recommendations regarding the design of the short- and long-term incentive compensation components, including the specific targets for each applicable performance metric. The Compensation Committee considered the recommendations of Ms. Antonello in conjunction with Company performance, the executives' performance, peer group and general market trends, retention considerations, and advice and recommendations from Pay Governance in determining the components, as well as the aggregate values, of the other NEOs' compensation.
Elements of Our 2023 Executive Compensation Program
The below sections discuss each of the following components of our 2023 executive compensation program as approved by the Compensation Committee:
•Base salary;
•Annual cash bonuses;
•Long-term incentives (PSUs and RSUs);
•Benefits and perquisites; and
•Severance plan agreements, and compensation payable upon termination of employment, or in connection with a change in control.
The chart below shows Ms. Antonello's total target direct compensation mix (i.e., base salary, short-term incentive ("STI") program and long-term incentive ("LTI") program percentages).
Base Salary
The Compensation Committee believes that competitive base salaries for our executives are important because they are primary retention and recruitment tools, and also provide the basis for determining
2024 Proxy Statement | 27

other components of compensation such as bonus opportunities and severance. The Compensation Committee considers, but does not specifically provide weights to, multiple factors in its decisions regarding NEO salaries, including individual performance, experience, roles, responsibilities, organizational performance, retention, and competitive data and trends from our peer group, as well as related recommendations made by Ms. Antonello regarding the NEOs other than herself.
In determining salary increases for our NEOs, the Compensation Committee generally considers the factors listed above, the CEO's recommendations to reward the other NEOs based on their performance and their scopes of responsibility, and the Compensation Committee's continued commitment to emphasize performance-based compensation over other forms of compensation. In 2023, the Compensation Committee granted modest salary increases to the NEOs who received increases.
The table below shows the 2023 annual base salary rate for each NEO and how this rate compared to the 2022 final annual base salary rate:

Name	2022 Annual Base Salary Rate	2023 Annual Base Salary Rate	Change to 2022 Annual Base Salary Rate
Katherine H. Antonello	$670,000	$700,000	4.5%
Michael S. Paquette	520,000	520,000	—
Lori A. Brown	370,000	385,000	4.1
John M. Mutschink	360,000	360,000	—
Jeffrey C. Shaw	365,000	365,000	—
Annual Cash Bonuses
Under our 2023 annual cash bonus program (which is administered under our equity and incentive plan), each of our NEOs was eligible to receive a bonus only if a pre-established financial goal had been achieved. As in prior years, the Compensation Committee believed that the annual cash bonus was a key component of our 2023 executive compensation program as it enabled us to (1) align certain compensation opportunities with our short-term financial goals, (2) create incentives based on the Company's 2023 performance, and (3) provide competitive compensation opportunities for our NEOs.
Performance Measurement
For 2023, the Compensation Committee concluded that a performance goal based on an Adjusted GAAP Calendar Year Combined Ratio metric remained an effective and prevalent measure of management performance for an insurance holding company. The Compensation Committee believes that the Adjusted GAAP Calendar Year Combined Ratio promotes the importance of long-term decision making for a long-tail line of insurance like workers' compensation. This metric aligns the annual cash bonus with a key financial goal that impacts stockholder value, while excluding certain items that have limited significance in our current and ongoing operations. As in previous years, the Compensation Committee believes that the combined ratio metric:
(1)utilizes a measure of the operating insurance companies' profitability;
(2)balances revenue and underwriting losses, thereby guarding against the potential for increasing revenue by undertaking unnecessary risk;
(3)provides a meaningful incentive for management to pursue increasing levels of operating profitability; and
(4)is a common industry measure for assessing company performance.
An annual bonus payment can only be made to our NEOs under the program if corporate performance is better than the pre-established Bonus Hurdle. Also, the annual bonus program design enables the Compensation Committee to use its sole discretion to reduce, but not increase, the value of the annual bonuses based on various criteria that it considers appropriate at the time the bonus payments are ultimately determined.
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For 2023, the performance goal was based on how the Company's Adjusted GAAP Calendar Year Combined Ratio for the 2023 calendar year compared to the pre-established Bonus Hurdle of 106.0%. The Bonus Hurdle was intended to both motivate our executives and to enable the Compensation Committee to reward our NEOs for solid performance. For purposes of the 2023 annual bonus program, Adjusted GAAP Calendar Year Combined Ratio was defined as:

(Losses + Loss Adjustment Expenses + Commission Expense – Amortization of the Deferred Gain +/– Impact of the LPT Reserve Adjustment +/– Impact of the LPT Contingent Commission Adjustment) / Net Premiums Earned plus (Underwriting Expenses + General and Administrative Expenses) / Net Premiums Written.

The Company's Adjusted GAAP Calendar Year Combined Ratio was calculated based on the financial information disclosed in the Company's Annual Report on Form 10-K for 2023, as filed with the SEC on February 26, 2024 (the "2023 10-K").
Bonus Target Awards
In setting the bonus targets for each of the NEOs, the Compensation Committee took into account the peer group information and recommendations made by Pay Governance. After consultation with Pay Governance, the Compensation Committee increased Ms. Brown's bonus target from 55% to 60% to align her bonus target with similarly situated executives at peer companies. The Compensation Committee did not change the annual bonus targets for the other NEOs from their respective 2022 targets.
The annual bonus targets for 2023 were as follows:

Name	2023 Annual Cash Bonus Target as a Percentage of Base Salary
Katherine H. Antonello	110%
Michael S. Paquette	70
Lori A. Brown	60
John M. Mutschink	55
Jeffrey C. Shaw	60
For 2023, as in 2022, our NEOs could earn an annual cash bonus of up to 250% of the NEOs' respective targets, but only if corporate performance was better than the pre-established Bonus Hurdle; that is, less than or equal to an Adjusted GAAP Calendar Year Combined Ratio of 106.0%. Provided that the Bonus Hurdle was achieved, the Compensation Committee had the sole discretion to decrease, but not increase, the value of the NEOs' annual bonuses, based on criteria selected by the Compensation Committee for this purpose. The Compensation Committee may exercise its discretion on a case-by-case basis.
2023 Results
In 2023, the Company achieved an Adjusted GAAP Calendar Year Combined Ratio of 94.7%, which was significantly better than the Bonus Hurdle of 106.0%. Highlights of the considerations that formed the basis of the Compensation Committee's annual cash bonus award determination are set forth below:
•Our overall financial performance in 2023, as described above under "Summary - 2023 Company Performance Highlights";
•Our continued successful execution of our plan to develop and implement new technologies and capabilities;
•Our continued internal and customer-facing business process improvements that provide greater support and ease of use to our independent agents, brokers, and other distribution partners, as well as policyholders;
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•Our completion of a full integration of Cerity's operations into those of Employers and our exit from our former headquarters in Reno, Nevada, which we believe will meaningfully reduce our fixed underwriting expenses going forward; and
•Our further diversified risk exposure.
In determining the actual annual cash bonus awards, the Compensation Committee evaluated each of our NEO's performance, responsibilities, accomplishments, and contributions to the Company during 2023, with advice from Ms. Antonello regarding the NEOs other than herself.
As a result of this evaluation, and after consideration of the Company's 2023 performance, the Compensation Committee awarded each NEO an annual cash bonus equal to between 50% and 155% of the NEO's respective target.
Ms. Antonello was awarded $1,193,500 (representing 155% of target) in recognition of her overall leadership of the Company, leading to the Company's strong improvement in financial and business results, as well as execution of the Company's business strategy and strategic initiatives.
Mr. Paquette was awarded $564,200 (representing 155% of target) in recognition of his management of the Company's financial accounting, treasury and planning functions, including strong improvement of planning capability and forecasting capability, his effective management of the investment portfolio, and his superior business acumen.
Ms. Brown was awarded $316,500 (representing 137% of target) for her effective management of the legal, risk and government & regulatory affairs functions, and her effective counsel to the Board.
Mr. Mutschink was awarded $306,900 (representing 155% of target) for his versatility in managing the Company's human resource, marketing, corporate services and information security functions, leadership of multiple strategic business initiatives, and support and counsel to the Compensation Committee in transitioning the Board's Executive Compensation Consultant.
Mr. Shaw was awarded $58,000 (representing 50% of target, prorated for the period during which he was employed with the Company) for his contributions to the management of the Company's information technology function prior to his separation in July 2023.
The following table sets forth the 2023 annual bonus awards for each NEO:

Name	Cash Bonus Amount
Katherine H. Antonello	$1,193,500
Michael S. Paquette	564,200
Lori A. Brown	316,500
John M. Mutschink	306,900
Jeffrey C. Shaw(1)	58,000
(1) The amount awarded to Mr. Shaw reflects an annual cash bonus prorated for the period during which he was employed with the Company, as his employment ended on July 12, 2023.
Long-Term Incentive Grants
We continue to believe that a properly designed long-term incentive program with competitive compensation opportunities encourages our NEOs to pursue and execute long-term strategies to increase stockholder value. Our long-term incentive program is designed to serve as an important retention and recruiting tool in securing a highly-qualified senior management team. We remain committed to linking a significant percentage of our NEOs' compensation to the performance of the Company.
In March 2023, the Compensation Committee approved long-term incentive grants under our equity and incentive plan. As in recent years, approximately 65% of the aggregate value of these grants was in the
30 | 2024 Proxy Statement

form of PSUs and the remaining 35% was in the form of RSUs (each unit having the value of one share of common stock).
As discussed above, the Compensation Committee continues to compensate the NEOs in a manner that is designed to provide a significant portion of our NEOs' compensation (specifically, annual cash bonuses and PSUs) as performance-based. In determining the overall long-term incentive grant levels for each NEO, the Compensation Committee, with advice from Pay Governance, reviewed the relative total compensation opportunities (cash plus long-term incentives), the NEOs' relative responsibilities, the replacement/retention risk, the executive's potential at the Company, individual performance, and tenure with the Company. The Compensation Committee also considered Company performance, peer group data and general market compensation practices. The Compensation Committee did not assign a specific weight to any of these factors. The design of the components of our long-term incentive program reflects this review and is described below.
2023 PSU Grants
The metric used to measure management performance for our PSU grant changed in 2023. The PSUs granted to our NEOs in March 2023 were based on our achievement of a metric tied to an annualized three-year change in ABVPS. The Company's change in ABVPS is based on pre-determined levels over the Average Daily Closing Rate of the 10-year U.S. Treasury over a three-year performance period ("10 Yr. Treasury"). Prior-year PSU grants were based on a two-year performance period followed by a one-year service-based vesting requirement. This change was made to further align with market practices and to tie a significant portion of compensation to our longer-term performance.
ABVPS was chosen for the 2023 PSU grants because we believe that (1) it encourages management to focus on multiple performance objectives that are deemed critical to creating stockholder value over a sustained period of time, principally our underwriting results and our investment income, (2) it is readily understood by management, and (3) it is simpler and more transparent than many other commonly used performance goals and will therefore more effectively motivate and retain our executives.
For 2023, as in 2022, the NEOs are eligible to earn a maximum of 250% of target for the 2023 PSU grant. As in previous years, dividend equivalents will be credited to outstanding PSUs upon the achievement of the applicable performance goals and during the vesting periods, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the PSUs are satisfied. In that event, payment would be made, in cash, when the underlying PSUs are distributed.
For the performance period commencing on January 1, 2023, and ending on December 31, 2025, the performance goals selected were based on how the Company's change in ABVPS over this period compares to pre-determined levels over the 10 Yr. Treasury, which were intended to be challenging, but achievable.
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The pre-established threshold, target and maximum levels for the Company's change in ABVPS and the corresponding payouts as a percentage of the target number of PSUs awarded are as follows:

	Company's Annualized Three-Year Change in Adjusted Book Value Per Share	Payout as a Percentage of Target
Maximum	10 Yr. Treasury + 9.0%	250%
Target	10 Yr. Treasury + 4.0%	100
Threshold	<10 Yr. Treasury + 0.0%	0
For purposes of the 2023 PSU grants, the Company's change in ABVPS will be calculated based on the financial information disclosed in the Company's Annual Financial Statements for years 2023, 2024, and 2025, and is defined as follows:
Annualized Three-Year Change in Adjusted Book Value Per Share = ((Adjusted book value per share at the end of the three-year performance period + dividends declared per common share during the three-year performance period) / Adjusted book value per share at the beginning of the three-year performance period) ^ (1/3) -1.
Adjusted book value per share = ((Stockholders' equity + deferred reinsurance gain-LPT Agreement - accumulated other comprehensive income or loss, net of income tax) / Ending common shares outstanding).
Average Daily Closing Rate of the 10-Year U.S. Treasury ("10 Yr. Treasury") = the sum of the individual daily closing rates of the 10-Year U.S. Treasury for each calendar day in which the U.S. Treasury market is open during the performance period, divided by the total number of calendar days in which the U.S. Treasury market is open during such performance period.
Payouts, if any, would be made by March 15, 2026.
The PSU grants made to our NEOs in 2023 are set out and described in the 2023 Summary Compensation Table on page 37 and the 2023 Grants of Plan-Based Awards Table on page 40.
Performance Goal Certification for the 2022 PSU Grants
In 2022, the Compensation Committee granted PSUs with a two-year performance period (calendar years 2022 and 2023) followed by a one-year service-based vesting period. The structure of these grants is similar to the description above for the 2023 PSU grants, with the principle differences being that: (1) the performance goals were based on a two-year performance period followed by a one-year service-based vesting period and (2) our achievement of the ABVPS metric was compared to pre-determined levels that did not vary based on the 10-Year Treasury.
The pre-established threshold, target and maximum levels for ABVPS and the corresponding payouts as a percentage of the target number of 2022 PSUs awarded are as follows:

	Company's Annualized Two-Year Change in Adjusted Book Value Per Share	Payout as a Percentage of Target
Maximum	> 14.0%	250%
Target	8.0%	100
Threshold	3.0%	0
The Compensation Committee has certified that the Company earned an annualized two-year change in ABVPS for the 2022-2023 performance period of 6.34%, which equates to 59% of target. These grants are included in the 2023 Outstanding Equity Awards at Fiscal Year-End table on page 41 and generally will become payable in 2025, following the one-year service-based vesting period.
2023 RSU Grants
Our NEOs received grants of time-vesting RSUs in March 2023, which vest over a four-year period. As in previous years, the Compensation Committee believes that the RSU grants will positively impact
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retention and will effectively motivate management to focus on executing the existing long-term strategic plan designed to increase stockholder value.
As in recent years, dividend equivalent units will be credited during the vesting periods but will be paid only if the vesting requirements are satisfied. In that event, payment would be made, in cash, when the underlying RSUs are distributed. All RSU grants that were made in 2023 to our NEOs are set out and described in the 2023 Summary Compensation Table on page 37 and the 2023 Grants of Plan-Based Awards Table on page 40.
Benefits and Perquisites
Our NEOs are eligible to participate in all of the benefit programs generally offered to employees. In addition, our NEOs receive automobile allowances and supplemental life insurance benefits, and one of our NEOs also receives a country club membership.
The Compensation Committee regularly reviews the Company's perquisites to assess whether they are appropriate, serve a Company purpose, and do not result in problematic pay practices. For 2023, with advice from Pay Governance, the Company has determined that these perquisites satisfy these criteria. In addition, the supplemental life insurance benefits provided to the NEOs are consistent with those provided to similarly situated executives of the companies in our peer group. The country club membership provides one of our NEOs with access to a quality establishment for business meetings and entertainment and encourages him to interface with our community. From time to time, we have provided relocation benefits and related expenses to our NEOs, as the Compensation Committee determines is appropriate. No relocation benefits were provided to any of our NEOs in 2023. The benefits described above are disclosed in the "All Other Compensation" column of the 2023 Summary Compensation Table on page 37.
Key Executive Change in Control and Severance Plan
Each NEO was eligible to receive severance benefits under the Key Executive Change in Control and Severance Plan (the "Plan") in 2023. The Compensation Committee approved the adoption of the Plan in 2021 with the objectives of providing market-competitive severance pay and benefits for the Company's executive officers (and other highly compensated employees whom the Board or the Compensation Committee may designate), ensuring that such severance pay and benefits are consistent across groups of key employees of similar seniority, and enabling the Company to update all participants' severance pay and benefits simultaneously if and when appropriate, rather than administering individualized updates upon renewals of employment agreements with differing term expirations. (No NEO was a party to an employment agreement with the Company during 2023.)
The Plan is intended to offer protection to its participants to enable them to focus their full time and attention on the success of the Company's business and mitigate distractions that may arise from the potential of an involuntary termination. The Compensation Committee also believes that severance benefits at the senior management levels are necessary to continue to attract and retain executive officers.
In connection with his involuntary termination of employment in July 2023, Mr. Shaw became eligible to receive severance benefits under the Plan, with such benefits subject to his entry into a separation agreement and release of claims in favor of the Company.
A description of the severance benefits under the Plan, and the actual severance benefits Mr. Shaw received pursuant to the Plan in light of his involuntary termination, are provided in "Potential Payments upon Termination or Change in Control" beginning on page 42.
Risk Assessment
Management performed its annual risk assessment to evaluate whether our compensation program promotes excessive or undue risk-taking generally and specifically as applied to our NEOs, and concluded that, in all cases, the potential for promoting such risk is low. CAP reviewed management's analysis and agreed with management's conclusion. Finally, the Compensation Committee considered
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both management's analysis and CAP's review, and likewise concluded that this compensation program is not reasonably likely to have a material adverse effect on the Company, and then reported its results to the full Board. In making this determination, the Compensation Committee analyzed our compensation program's diverse attributes and found that the program:
•Provided a balanced mix of fixed and performance-based compensation;
•Included base salaries that were competitive within our industry;
•Consisted of performance-based compensation awards that balanced both short- and long-term performance over varying time horizons and provided a mix of cash and equity awards based on varying performance goals among our performance-based awards;
•Provided annual cash bonus awards and PSU awards that were capped at competitive levels;
•Included a significant portion of total compensation linked to the Company's long-term performance, both to mitigate short-term risk that could be detrimental to the Company's long-term interests, and to encourage the creation of long-term stockholder value;
•Included equity-based performance awards and equity-based time vesting awards, which were subject to multi-year vesting or performance periods and derived their value from the Company's total performance, which we believe further encourages decision-making that is in the long-term interests of the Company and its stockholders;
•Included executive stock ownership guidelines (as described below), for those employees who we believe can have the greatest influence on the financial performance of the Company, which guidelines have been designed to strengthen the alignment between the interests of our senior officers and the Company's stockholders, and to discourage risk-taking that could be detrimental to the long-term interests of the Company, its performance, and long-term stockholder value;
•Included clawback, grant, and retention policies (as described below), which provide additional assurance that any risks associated with our compensation plans and policies would be further mitigated; and
•Included human capital initiatives that are designed to, among other things, create an inclusive work community, minimize employee turnover and employment-related litigation, improve resolution of internal complaints, and improve recruitment.
Equity and Other Compensation Grant Policies, Procedures and Requirements
Stock Ownership and Retention Guidelines for Senior Executives
The Compensation Committee has adopted mandatory guidelines that require senior executives, including all of our NEOs, to attain and retain specific levels of ownership in Company stock. These guidelines are intended to further align the interests of our NEOs with the interests of our stockholders and motivate our senior executives to reach and maintain appropriate levels of stock ownership. Under these guidelines, executives must attain and retain those levels of ownership of Company stock, expressed as a multiple of base salary, as set forth in the table below. In calculating whether an executive has achieved compliance with our guidelines, we exclude the portion of an executive's PSU award(s) that remains unearned as of the applicable measurement date. We also would exclude unexercised stock options from the calculation, but no NEO has an outstanding stock option grant.
It is the Compensation Committee's intention that these ownership levels be achieved by the tenth anniversary of the date that the executive first became subject to an applicable level of stock ownership under these guidelines. If an executive's stock ownership requirement increases because of a change in position, then a new 10-year period to achieve the number of shares will begin on the effective date of the change of position. As of the record date, each of our NEOs exceeds his or her ownership requirement or was within the 10-year transition period.
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Position	Multiple of Base Salary
Chief Executive Officer	4x
Executive Vice President	3x
Senior Vice President	2x
Stock Grant Policy and Guidelines
The Company's equity grant policy specifies the Company's practices and procedures for granting equity awards, including stock options, stock appreciation rights, restricted stock, RSUs, PSUs, and any other stock-based award. This policy contains procedures to prevent stock option backdating or other timing improprieties. The equity grant policy governing the 2023 annual grants to the NEOs requires that annual equity grants to employees at the level of Vice President and above be made at a regularly scheduled Compensation Committee meeting occurring between February 15 and March 15, or at such other times as the Compensation Committee, in its judgment, deems appropriate. Equity awards to NEOs and other employees at the level of Senior Vice President and above who are new hires, who are promoted, or who are current employees, to address retention issues, will be made, if at all, on the 1st business day of March, May, August or November, which first follows the first day of employment, promotion or approval, respectively, subject to prior approval of the Compensation Committee.
"Clawback" Policy
We have long had a "clawback" policy that applies to our cash-based and equity incentive compensation. We are committed to ensuring that our incentive compensation is subject to clawback provisions not just under certain specified situations, but also under any current or future legal requirements and under any future clawback provisions implemented by the Company, from time to time.
Specifically, if a grantee engages in certain conduct considered harmful to the Company either during, or following termination of, employment, then the grantee may be required to forfeit, without consideration: (1) all then outstanding awards under our equity and incentive plan (which include all equity and cash incentive awards granted to our NEOs); (2) any shares of Company stock owned by the grantee that were previously subject to an award under our equity and incentive plan; and (3) any cash amounts previously paid to a grantee pursuant to a plan award. In addition, if the grantee sold shares of Company stock during the 12-month period preceding the time the grantee engaged in the harmful conduct, then the grantee may be required to repay to the Company the aggregate value of these shares on the date of the sale minus the amounts, if any, paid for these shares.
Additionally, the Company adopted another clawback policy in 2023, the Compensation Recovery Policy, which is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act"), Exchange Act Rule 10D-1 and the Listing Standards.
The Compensation Recovery Policy, which is administered by the Compensation Committee, provides rules related to the reasonably prompt recoupment of certain incentive-based compensation erroneously received after October 2, 2023, by current and former "officers," within the meaning of Exchange Act Rule 16a-1(f) (each, a "Section 16 Officer"). The Compensation Recovery Policy indicates that, if the Company is required to restate its financial results due to material non-compliance with financial reporting requirements under the federal securities laws, the Company will recoup erroneously awarded incentive-based compensation from the Section 16 Officers, including each of the NEOs, subject to limited exceptions.
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Policies Regarding Hedging and Pledging
The Company's anti-hedging policy is a free-standing policy that supplements the Company's insider trading policy. The anti-hedging policy applies to all directors and employees with the title of Vice President and above, which include our NEOs, or any of their designees and prohibits the purchase or sale of any financial instrument, or any other transaction that is designed to hedge or offset any decrease in the market value of Company equity securities (1) granted to such covered person as part of compensation from the Company, or (2) held, directly or indirectly, by such covered person. These transactions can include the purchase of prepaid variable forward contracts, equity swaps, collars, short sales, exchange funds, derivative securities, options, warrants, puts and calls, or similar instruments. Additionally, the equity grants made to employees with the title of Vice President and above, including the NEOs, generally prohibit pledging or otherwise assigning equity granted under the Company's equity and incentive plan.
Human Capital Management and Compensation Committee Report
The individuals listed below are directors who serve on the Human Capital Management and Compensation Committee, and each is an independent director. These members reviewed and discussed the Compensation Discussion and Analysis with the Company's management, and based on the reviews and discussions, they recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the 2023 10-K.
/s/ Human Capital Management and Compensation Committee(3)
Barbara A. Higgins, Chair
Prasanna G. Dhoré
Michael J. McSally

(3) Mr. Sorenson joined the Board and the Compensation Committee as of March 1, 2024 and did not participate in 2023 compensation decisions or review of the Compensation Discussion and Analysis due to the timing of his arrival.
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Executive Compensation Tables
2023 Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to each of our 2023 NEOs during 2023, 2022, and 2021 (or fewer years to the extent previous year disclosure was not required or applicable):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Katherine H. Antonello President and Chief Executive Officer	2023	702,304	—	1,699,904	—	1,193,500	—	131,398	3,727,106
	2022	671,994	—	594,057	—	1,145,000	—	107,630	2,518,681
	2021	600,329	—	922,733	—	910,000	—	137,667	2,570,729
Michael S. Paquette Executive Vice President, Chief Financial Officer	2023	527,842	—	566,909	—	564,200	—	136,672	1,795,623
	2022	521,612	—	310,374	—	546,000	—	105,486	1,483,472
	2021	509,954	—	605,145	—	459,550	—	99,582	1,674,231
Lori A. Brown Executive Vice President, Chief Legal Officer	2023	386,384	—	401,527	—	316,500	—	89,154	1,193,565
	2022	371,229	—	202,197	—	345,950	—	69,034	988,410
	2021	362,738	—	374,649	—	227,700	—	52,587	1,017,674
John M. Mutschink Executive Vice President, Chief Administrative Officer	2023	361,849	—	307,727	—	306,900	—	57,947	1,034,423
Jeffrey C. Shaw Former Executive Vice President, Chief Information Officer	2023	264,776	—	401,527	—	58,000	—	415,763	1,140,066
	2022	362,237	—	308,136	—	262,800	—	68,519	1,001,692
	2021	346,153	—	474,610	—	227,700	—	48,713	1,097,176
(1)The amounts in the "Stock Awards" column consist of PSUs and RSUs granted under our equity and incentive plan by the Compensation Committee, which followed a substantially equivalent process in each year reflected in the table. The amounts shown do not reflect compensation actually received by the NEO. Rather, the amounts shown represent the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718, based on the closing stock price on the date of grant and excluding any assumption for future forfeitures. In addition, the grant date fair value for the PSUs is presented based on the probable satisfaction of the performance conditions as of the applicable year-end. As of year-end 2021, 2022 and 2023, the probable satisfaction of the performance conditions for the applicable years were 100%, 26% and 100% of target, respectively. All other assumptions used to calculate the grant date fair value amounts shown for 2023 are set forth in Note 14 to the 2023 Consolidated Financial Statements in the Company's 2023 10-K. The values of the 2023 PSUs as of the grant date at maximum level of achievement for Mses. Antonello and Brown and Messrs. Paquette, Mutschink and Shaw were $2,762,551, $652,069, $921,536, $499,851, and $652,069, respectively. For more information regarding these awards, see the 2023 Grants of Plan-Based Awards table on page 40.
(2)The Non-Equity Incentive Plan Compensation in this column reflects the annual cash bonus, if any, earned by each of our NEOs for 2021, 2022 and 2023 and paid in the first quarter of the following year.
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(3)Includes the following payments that we made to or on behalf of our NEOs:

Name	Year	Car Allowance ($)	Perquisites ($)(a)	401(k) Matching Contributions ($)	Cash Dividends Paid ($)(b)	Life Insurance Premiums ($)	Personal Benefits(c) ($)	Severance(d)($)	Health Savings Account Contribution ($)	Total ($)
Katherine H. Antonello	2023	14,400	—	13,200	92,928	2,385	7,285	—	1,200	131,398
Michael S. Paquette	2023	14,400	10,350	13,200	94,992	1,260	1,270	—	1,200	136,672
Lori A. Brown	2023	14,400	—	13,200	57,367	965	2,622	—	600	89,154
John M. Mutschink	2023	14,400	—	13,200	28,238	908	—	—	1,200	57,947
Jeffrey C. Shaw	2023	7,754	—	13,200	98,910	531	—	294,168	1,200	415,763
a.Perquisites include club memberships.
b.Cash dividends are paid for accrued dividends on eligible RSUs and PSUs upon satisfaction of the vesting and/or performance requirements when the underlying shares are distributed.
c.Personal benefits include the aggregate incremental costs associated with the NEOs' professional memberships and license fees. Also included are the aggregate incremental costs associated with NEOs' guests' (i.e., spouse, family member or similar guest) attendance at company meetings and/or company activities.
d.Severance includes payment and benefits provided to Mr. Shaw during 2023 in accordance with the terms of the Key Executive Change in Control and Severance Plan, which includes $259,033 in severance and a lump sum of $35,135 for COBRA continuation coverage.
2023 Grants Of Plan-Based Awards
2023 Annual Cash Bonus Program
As discussed above, the 2023 annual cash bonus program provides for a cash bonus payable only upon the Company's achievement of a pre-established corporate goal (which for 2023, was based on Adjusted GAAP Calendar Year Combined Ratio), referred to as the Bonus Hurdle (subject to the Compensation Committee's discretion to reduce the bonus amounts based on criteria selected by the Compensation Committee for this purpose), calculated as a percentage of the NEO's annual base salary rate for the applicable year. This percentage varied among the executives. For 2023, the target bonus award percentages were as follows: Ms. Antonello, 110%; Mr. Paquette, 70%; Ms. Brown, 60%; Mr. Mutschink, 55%; and Mr. Shaw, 60%. The maximum bonus payable under the program is 250% of the respective NEO's target bonus award percentage. Amounts earned under the 2023 bonus program by our NEOs are reflected in the 2023 Summary Compensation Table above in the "Non-Equity Incentive Plan Compensation" column. The cash bonus opportunities under this program for 2023 for these NEOs at threshold, target and maximum performance levels are reflected in the 2023 Grant of Plan-Based Awards table below under the Non-Equity Incentive Plan Awards columns.

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PSUs and RSUs
As discussed above, the Company granted PSUs and RSUs to our NEOs in 2023 under our equity and incentive plan. The 2023 PSUs are equity awards granted to cover a three-year performance period that commenced on January 1, 2023 and will end on December 31, 2025. Each PSU represents one share of our common stock, and the number of shares earned is based on the achievement of pre-established performance goals, which is measured at the end of the performance period. In 2023, the performance goals were updated to be based on the Company's change in ABVPS for the period from January 1, 2023 through December 31, 2025, compared to a pre-established level over the 10-Year Treasury over the same period. At target level of achievement 100% of the number of PSUs granted would be earned, at threshold level 0% of target level would be earned, and the maximum number of PSUs that an individual may earn based on actual performance during the performance period would be 250% of the targeted number of PSUs. If the threshold level is not achieved, then no amount would be earned. PSUs are subject to accelerated vesting in certain limited circumstances, such as the death, disability or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited upon the achievement of the applicable performance goals, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the PSUs are satisfied. In that event, payment would be made, in cash, when the underlying PSUs are distributed. PSUs awarded for 2023 are set forth under the "Estimated Future Payouts Under Equity Incentive Plan Awards" columns below.
The 2023 RSUs are units each of which is equal to the value of one share of our common stock. They vest in equal 25% increments on each of March 15, 2024, 2025, 2026, and 2027. The RSUs are subject to accelerated vesting in certain limited circumstances, such as death, disability or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited during the vesting periods, but will be paid only if the vesting requirements tied to the payment of the RSUs are satisfied. In that event, payment would be made, in cash, when the underlying RSUs are distributed. RSUs awarded for 2023 are set forth under the "All Other Stock Awards" column below.
No stock options were granted in 2023.
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2023 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Katherine H. Antonello	n/a	—	770,000	1,925,000	—	—	—	—	—	—	—
	3/15/2023	—	—	—	—	26,860	67,150	—	—	—	1,105,020
	3/15/2023	—	—	—	—	—	—	14,460	—	—	594,884
Michael S. Paquette	n/a	—	364,000	910,000	—	—	—	—	—	—	—
	3/15/2023	—	—	—	—	8,960	22,400	—	—	—	368,614
	3/15/2023	—	—	—	—	—	—	4,820	—	—	198,295
Lori A. Brown	n/a	—	231,000	577,500	—	—	—	—	—	—	—
	3/15/2023	—	—	—	—	6,340	15,850	—	—	—	260,828
	3/15/2023	—	—	—	—	—	—	3,420	—	—	140,699
John M. Mutschink	n/a	—	198,000	495,000	—	—	—	—	—	—	—
	3/15/2023	—	—	—	—	4,860	12,150	—	—	—	199,940
	3/15/2023	—	—	—	—	—	—	2,620	—	—	107,787
Jeffrey C. Shaw	n/a	—	219,000	547,500	—	—	—	—	—	—	—
	3/15/2023	—	—	—	—	6,340	15,850	—	—	—	260,828
	3/15/2023	—	—	—	—	—	—	3,420	—	—	140,699
(1)For the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns, Threshold reflects the bonus amount assuming the Bonus Hurdle had not been achieved, Target reflects achievement of the Bonus Hurdle and 100% achievement of the performance goals, and Maximum reflects achievement of the Bonus Hurdle and 250% achievement of the performance goals.
(2)Amounts shown are the number of PSUs granted to the NEOs in March 2023. Threshold reflects that the threshold performance was not achieved, Target reflects 100% of the value of the award and Maximum reflects 250% of the value of the award at Target. The PSUs will become distributable in 2026, subject to, and to the extent of, the achievement of the applicable performance goals, as of the end of the performance period, on December 31, 2025, subject to the NEO's continued employment through December 31, 2025.
(3)Amounts shown are the number of RSUs granted to each of the NEOs in March 2023. The RSUs will vest in equal 25% increments on each of March 15, 2024, 2025, 2026, and 2027, subject to the NEO's continued employment through the relevant vesting dates.
(4)Amounts shown represent the aggregate fair value of the PSUs and RSUs as of the date of grant calculated in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures, and, in the case of the PSUs, based on the probable achievement of the underlying performance goals at the time of grant. Assumptions used to calculate the grant date fair value amounts are set forth in Note 14 to the 2023 Consolidated Financial Statements in the Company's 2023 10-K. However, the fair value shown above may not be indicative of the value realized due to the variability in the share price of our common stock.
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2023 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards for each of our NEOs as of December 31, 2023:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Katherine H. Antonello	3/15/2023	—	—	—			14,460	569,724	67,150	2,645,710
	3/15/2022	—	—	—			25,770	1,015,338	—	—
	3/8/2021	—	—	—			4,300	169,420	—	—
	3/10/2020	—	—	—			980	38,612	—	—
Michael S. Paquette	3/15/2023	—	—	—			4,820	189,908	22,400	882,560
	3/15/2022	—	—	—			13,470	530,718	—	—
	3/8/2021	—	—	—			2,820	111,108	—	—
	3/10/2020	—	—	—			1,025	40,385	—	—
Lori A. Brown	3/15/2023	—	—	—			3,420	134,748	15,850	624,490
	3/15/2022	—	—	—			8,780	345,932	—	—
	3/8/2021	—	—	—			1,750	68,950	—	—
	3/10/2020	—	—	—			615	24,231	—	—
John M. Mutschink	3/15/2023	—	—	—			2,620	103,228	12,150	478,710
	3/15/2022	—	—	—			7,025	276,785	—	—
	8/2/2021	—	—	—			210	8,274	—	—
	3/8/2021	—	—	—			940	37,036	—	—
	3/10/2020	—	—	—			305	12,017
Jeffrey C. Shaw	3/15/2023	—	—	—			—	—	2,640	104,016
(1)The column reflects RSUs granted under our equity and incentive plan in August 2021 and each of March 2023, 2022, 2021, and 2020. The RSUs vest in equal 25% increments on March 15th of the first calendar year following the date of grant and on each of the next three anniversaries of that date, provided the NEO has been continuously employed by the Company through the relevant vesting dates.
The column also reflects PSUs granted in March 2022 under our equity and incentive plan, for which the two-year         performance period ran from January 1, 2022 to December 31, 2023. These PSUs remain subject to a one-year service-based vesting period, which will end on December 31, 2024, and will be delivered to the applicable NEO during the first quarter of 2025, provided the NEO remains continuously employed by the Company through December 31, 2024. The Compensation Committee has certified that the Company earned a level of achievement that is 59% of target, resulting in 59% of the target number of PSUs becoming earned and eligible for vesting, which is reflected in the figures in the table.
(2)The market value of shares or units of stock that have not vested reflects a stock price of $39.40, our closing price on December 29, 2023.
(3)The column reflects the number of PSUs granted in March 2023 under our equity and incentive plan that would be awarded to the NEOs at the end of the three-year performance period assuming that the maximum level of the performance goal (250% of target) is achieved and the NEO remains continuously employed by the Company during the entire performance period. The performance period for the March 2023 PSU grants commenced on January 1, 2023 and ends on December 31, 2025. The 2023 PSUs granted to Mr. Shaw have been prorated in accordance with the relevant equity grant agreement in light of his separation from the Company in July 2023.
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Option Exercises and Stock Vested for 2023

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Katherine H. Antonello	—	—	28,131	1,172,856
Michael S. Paquette	—	—	19,516	813,084
Lori A. Brown	—	—	12,076	503,110
John M. Mutschink	—	—	7,587	316,292
Jeffrey C. Shaw	—	—	13,841	561,850
(1)The Number of Shares Acquired on Vesting column reflects (a) the vesting of 25% of the RSUs granted on March 6, 2019, March 10, 2020, March 8, 2021, August 2, 2021, and March 15, 2022 for each of the NEOs receiving grants in the applicable years; and (b) the number of PSUs granted on March 8, 2021 and August 2, 2021, which vested based on 141% of target level. The shares underlying the 2021 PSU grant were earned based on the achievement of pre-established corporate performance goals over a two-year performance period, followed by a one-year service-based vesting period. Additionally, for Mr. Shaw, whose employment terminated on July 12, 2023, the number of shares reflects his 2022 and 2021 PSU grants, which were prorated in accordance with the terms of the respective grant agreements. The Compensation Committee has certified that the Company earned a level of achievement for the 2022 PSUs that is 59% of target, which is also reflected in Mr. Shaw's figures in the table.
(2)The Value Realized on Vesting column reflects (a) the number of shares underlying the RSU grants, which vested on March 15, 2023, multiplied by $41.14, the per share fair market value of the shares as of that date; and (b) the number of shares underlying the PSUs granted on March 8, 2021 and August 2, 2021, following the completion of the two-year performance period and one-year succeeding service-based vesting period that ended on December 31, 2023, multiplied by the per share fair market value of the shares, which was $41.83, as of January 30, 2024, the closing price on the date the PSUs were settled. For Mr. Shaw's PSUs, (i) the value realized on vesting for the 2022 PSUs granted on March 15, 2022 reflects the vested shares multiplied by the per share fair market value of the shares, which was $44.48 as of March 12, 2024, the closing price on the date the PSUs were settled; and (ii) the value realized on vesting for the 2021 PSUs granted on March 8, 2021 reflects the vested shares multiplied by the per share fair market value of the shares, which was $39.23 as of August 10, 2023, the closing price on the date the PSUs were settled.
Pension Benefits
None of our NEOs participate in or has any accrued benefits under any qualified or nonqualified defined benefit plans maintained by the Company.
Nonqualified Deferred Compensation
None of our NEOs participate in or has an account balance in any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company.
Potential Payments upon Termination or Change in Control
The following summaries and the table that follows set forth estimated potential amounts payable to our continuing NEOs upon a termination of employment or a change in control of the Company, in each case as of December 31, 2023, under the Company's compensation plans, programs, policies, agreements, and arrangements. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable. In 2023, no NEO was a party to an employment agreement with the Company.
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Key Executive Change in Control and Severance Plan
In August 2021, the Company adopted the Key Executive Change in Control and Severance Plan (the "Plan"), pursuant to which participants will be eligible to receive severance benefits upon qualifying terminations of employment. Each of the NEOs participated in the Plan in 2023.
The following summary describes certain key terms of the Plan:
If, under the terms of the Plan and other than during the period beginning six months prior to a change in control of the Company through 24 months following a change in control of the Company (the "Change in Control Period"), either the Company terminates the NEO's employment without cause and not due to the NEO's death or disability, or the NEO resigns due to a good reason termination, then the NEO would be entitled to receive:
•continued payments in installments in accordance with the Company's normal payroll dates, in an aggregate amount equal to 125% (or with respect to the Company's CEO, 200%) of the sum of the NEO’s base salary and target annual bonus, in each case in such amounts as in effect immediately before termination of employment, payable over a period of 15 months (or with respect to the Company's CEO, 24 months); and
•a lump sum payment equal to the total continued health coverage premiums for medical, vision and dental care for the NEO, his or her spouse and/or his or her dependents, as applicable, for 15 months (or with respect to the Company's CEO, 24 months) following termination of employment.
If, under the terms of the Plan and during the Change in Control Period, either the Company terminates the NEO's employment without cause and not due to the NEO's death or disability, or the NEO resigns due to a good reason termination, then the NEO would be entitled to receive:
•a lump sum cash payment equal to 200% (or with respect to the Company's CEO, 300%) of the sum of the NEO's base salary and target annual bonus, in each case in such amounts as in effect immediately before termination of employment or immediately before the Company’s change in control, whichever is higher; and
•a lump sum payment equal to the total continued health coverage premiums for medical, vision and dental care for the NEO, his or her spouse and/or his or her dependents, as applicable, for 24 months (or with respect to the Company's CEO, 36 months) following termination of employment.
To receive the severance benefits, the NEO must timely sign and not revoke a separation agreement and release of claims in a form reasonably satisfactory to the Company. The NEO will be required to comply with the provisions of such agreement, which will include, without limitation, applicable restrictive covenants relating to non-competition, non-solicitation, confidentiality, return of company property, post-termination cooperation, and work-for-hire provisions.
Mr. Shaw, in light of his termination without cause on July 12, 2023 and his compliance with the requirements described immediately above, became entitled to severance payments in accordance with the Plan's terms as follows: (i) an amount equal to 125% of his base salary and target annual bonus ($730,000); and (ii) a lump sum payment equal to the premiums associated with continuing medical, vision and dental coverage over a period of 15 months ($35,135).
In addition, if any of the severance and other benefits provided under the Plan or otherwise payable to the NEO would constitute "parachute payments" and be subject to the excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either delivered in full or delivered as to such lesser extent that would result in none of such payments and benefits being subject to excise tax, whichever results in the greater amount of after-tax benefits to the NEO. The Plan does not require the Company to provide any tax gross-up payment to any NEO participating in the Plan.
The Company may amend or terminate the Plan at any time, except that upon, in connection with, or after a change in control of the Company, the Company may not, without participant consent, amend or terminate the Plan in any way or take actions under the Plan that prevents a participant from becoming
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eligible for the severance and benefits under the Plan or reduces or alters to the participant’s detriment any of the severance and benefits under the Plan.
For purposes of the Plan, "Cause" generally means (i) failure or inability of the NEO to obtain or maintain any required licenses or certificates; (ii) a willful violation by the NEO of any law, rule or regulation that may adversely affect the NEO's ability to perform his or her duties or may subject the Company to liability or negative publicity; or (iii) conviction or commission of, or entry of a guilty plea or plea of no contest to, any felony or any other crime involving moral turpitude. The determination of whether grounds for Cause exist, including the determination of the cure of any event and/or action, omission, or event constituting grounds for Cause, shall be made in all cases by the Compensation Committee or the Board.
For purposes of the Plan, a "Change in Control" of the Company means: (i) any person, or persons acting as a group, acquiring ownership of Company stock that, together with stock previously held by such person or group, constitutes more than 50% of the total fair market value or total voting power of Company stock; (ii) any person, or persons acting as a group, acquiring (or having acquired within 12 months) ownership of Company stock possessing 35% or more of the total voting power of the stock of the Company; (iii) a majority of Board members being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board members before the date of the appointment or election; or (iv) any person or group acquiring (or having acquired within 12 months) Company assets with an aggregate gross fair market value of at least 40% of the aggregate gross fair market value of the Company's assets. However, a "Change in Control" shall not be deemed to have occurred (i) by virtue of the completion of any transaction or series of integrated transactions immediately following which the Company's common stockholders continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the Company's assets immediately after such transaction or transactions; or (ii) as a result of any secondary offering of the Company’s common stock to the general public through a registration statement filed with the SEC.
For purposes of the Plan, a "Good Reason Termination" means a NEO's voluntary termination of employment with the Company after one or more of the following is undertaken, through a single action or a series of actions, without the NEO's written consent: (i) a material reduction of the NEO's then-current annual base salary; or (ii) a material reduction of the NEO's authority, duties or responsibilities, unless the NEO is provided with a comparable position. For circumstances to qualify as grounds for a Good Reason Termination: (i) the NEO must give the Company written notice within 60 days after the NEO knows or should have known of the initial existence of such circumstances; (ii) such circumstances are not cured as soon as possible but in any case within 30 days of receiving such written notice; and (iii) the NEO terminates employment within 60 days following the end of such 30-day cure period. The determination of whether grounds for a Good Reason Termination exist, including the determination of the cure of any event and/or breach constituting a Good Reason Termination, shall be made in all cases by the Compensation Committee or the Board.
Termination for Death or Disability
In accordance with the Company's policies, if the NEO's employment is terminated as a result of disability, the NEO would be entitled to a benefit of up to $15,000 per month until the NEO reached normal retirement age under the Social Security Act where retirement age depends on the NEO's date of birth. In addition, the Company provides life insurance benefits for its senior executives, including the NEOs, in an amount equal to three times the executive's annual base salary, subject to a $1.5 million cap for each participant aside from Ms. Antonello, whose life insurance benefit is $2.25 million.
Terms of Equity Awards for all Named Executive Officers
Termination Not in Connection With a Change in Control
Termination of Employment by the Company for other than Cause. Under the terms of the equity award agreements, if a NEO's employment is terminated other than for cause, retirement, death or disability, and not in connection with a change in control, then (1) a prorated portion of the NEO's PSUs would be deemed vested or earned based on the period of time during which the NEO had been employed:
44 | 2024 Proxy Statement

(a) for the 2022 PSUs, between the performance and vesting periods; and
(b) for the 2023 PSUs, during the performance period;
and based on the Company's achievement of the applicable performance goals as of the end of the performance period, as determined by the Compensation Committee, and (2) all outstanding unvested or unearned RSUs and PSUs would be forfeited.
As a result of Mr. Shaw's separation, he became entitled to pro-rated vesting with respect to his 2021 PSUs ($298,697,as settled on August 10, 2023), 2022 PSUs ($92,874, as settled on March 12, 2024) and 2023 PSUs ($41,606, based on the closing price of our stock as of December 29, 2023 and assuming target performance.)
Termination by Reason of Death or Disability. If the NEO's employment is terminated by reason of death or disability, then:
(a) for the 2022 PSUs, a prorated portion of the NEO's PSUs would be deemed earned based on the period of time the NEO had been employed during the performance period; and
(b) for the 2023 PSUs, the NEO's PSUs would be deemed fully earned.
These benefits shall become payable based on, and to the extent of, the actual achievement of any applicable performance goals, as determined by the Compensation Committee. The NEO's RSUs would become fully vested.
Termination by the Company for Cause or by the Executive Voluntarily. If the NEO's employment is terminated by the Company for cause or the NEO terminates employment for any reason other than as described above or, if applicable, by reason of retirement as described below (and not in connection with a change in control) then the NEO's unvested or unearned RSUs and PSUs would be forfeited upon termination of employment.
Change in Control
Change in Control Provisions, If Equity Awards are Not Assumed. If the NEO's equity awards are not assumed or substituted in connection with a change in control, then upon the occurrence of the change in control, (1) the NEO's RSUs would become fully vested and (2) the number of PSUs that would have been earned at target level of achievement would be deemed earned and the shares (or the equivalent value of the shares) would be payable shortly after the occurrence of the change in control, except that, if the change in control occurs on or after the end of the performance period, payment would be based on actual, instead of target level of, achievement.
Change in Control Provisions, If Equity Awards are Assumed. If the NEO's RSUs are assumed or substituted in connection with a change in control but the NEO's employment is terminated without cause (or for the purpose of the 2023 RSU grant only, due to a Good Reason Termination, as defined by the Company's Key Executive Change in Control Severance Plan) during the 24-month period following such change in control, then the NEO's RSUs would become fully vested. The PSUs would be treated as described in the previous paragraph, whether or not they are assumed or substituted.
Termination by Reason of Retirement
As of December 31, 2023, the retirement provisions in our 2022 and 2023 equity awards would only apply to Ms. Brown because she is the only NEO who could have satisfied the criteria to terminate employment by reason of retirement as of that date (had she provided the requisite six months notice of intent to retire).
For the purposes of our 2022 and 2023 equity awards, "retirement" is defined as termination of employment after attaining age 55 and completing 10 years of continuous service, provided that the NEO has given written notice of intent to retire no fewer than six months prior to the date that the NEO terminates employment.
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With respect to the NEO's 2022 RSU awards, upon retirement the outstanding RSUs would fully vest, and with respect to the 2022 PSU awards, a prorated portion of the PSUs would be deemed earned based on the number of months that the NEO continued to be employed during the applicable performance period, and they would become payable upon the applicable payment date based on the Company's actual performance and provided that the NEO refrains from breaching Company confidentiality or non-solicitation agreements and violating certain other restrictive covenants applicable to the NEO.
With respect to the NEO's 2023 RSU awards, upon retirement the outstanding RSUs would fully vest, and with respect to the 2023 PSU awards, the PSUs would be deemed fully earned and would become payable upon the applicable payment date based on the Company's actual performance and provided that the NEO refrains from breaching Company confidentiality or non-solicitation agreements and violating certain other restrictive covenants applicable to the NEO.
The retirement provisions in our equity awards prior to 2022 do not apply to any of our current NEOs as none could have satisfied the criteria necessary to terminate employment by reason of retirement as of December 31, 2023.
2023 Annual Bonus Program for all Named Executive Officers
The following termination and change in control provisions of our 2023 annual bonus program apply to the annual bonuses granted to each of our NEOs for 2023:
Termination Not in Connection With a Change in Control
Termination of Employment by the Company for other than Cause. If the Company had terminated the NEO's employment prior to December 31, 2023, other than for cause, the NEO would have been entitled to receive an annual bonus prorated for the number of full months during which the NEO was employed with the Company during 2023, payable when this bonus would otherwise have been paid, subject to the achievement of corporate performance goals, as determined by the Compensation Committee, in its sole discretion.
Termination by Reason of Death or Disability. If the NEO's employment had terminated prior to December 31, 2023, by reason of death or disability, the 2023 annual bonus award would have become payable when it would otherwise have been paid, subject to the achievement of corporate performance goals, as determined by the Compensation Committee, in its sole discretion.
Termination by the Company for Cause or by the Executive Voluntarily. If the Company had terminated the NEO's employment for Cause or the NEO had voluntarily terminated employment for any reason prior to the date the 2023 annual bonuses were paid, other than for any of the reasons described above, then the NEO's 2023 annual bonus would have terminated and been forfeited immediately.
Change in Control
Upon the consummation of a change in control, if the NEO had remained continuously employed through such consummation, then the NEO would have been entitled to a 2023 annual bonus award prorated for the number of full months elapsed from January 1, 2023 until the consummation of the change in control, payable as soon as practicable following the consummation of the change in control, in an amount equal to 250% of target if the threshold corporate performance goal had been met as of the consummation of the change in control, or 100% of target if the threshold corporate performance goal had not been met as of the consummation of the change in control.
Termination by Reason of Retirement
If the NEO had terminated employment prior to December 31, 2023 by reason of "retirement," the NEO would have been entitled to an annual bonus prorated for the number of full months during which the NEO was employed with the Company during 2023, payable when such bonus would otherwise have been paid and subject to the achievement of corporate performance goals, as determined by the Compensation Committee, in its sole discretion, so long as the NEO refrains from breaching Company confidentiality or non-solicitation agreements and violating certain other restrictive covenants applicable
46 | 2024 Proxy Statement

to her or him through December 31, 2023. Retirement means a NEO's termination of employment after attaining age 55 and completing 10 years of continuous service with the Company, and provided the NEO has given written notice of his or her intent to retire to the Company at least six months prior to the effective date, in a form satisfactory to the Company.
As of December 31, 2023, Ms. Brown was the only NEO who could have satisfied the criteria necessary to terminate employment by reason of retirement.
Potential Payments to the Named Executive Officers Upon Termination or Change in Control
Assuming the employment of each of the NEOs had terminated on December 31, 2023, under each of the circumstances set forth in the table below (including the occurrence of a change in control on December 31, 2023), the payments and benefits described above would have the following estimated values under the applicable compensation plans, programs, policies, agreements, and arrangements:

Name	Salary(1) ($)	COBRA(2) ($)	Bonus ($)		Accrued Vacation ($)	Death Benefit ($)	Disability Benefits(4) ($)	Value of Accelerated Equity ($)		Total ($)
Katherine H. Antonello
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,940,000	46,412	1,193,500	(3)	134,615	—	—	835,017		5,149,544
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	4,410,000	69,618	1,925,000	(6)	134,615	—	—	2,554,791	(5)	9,094,024
Voluntary Termination	—		—		134,615	—	—	—		134,615
Termination for Cause	—		—		134,615	—	—	—		134,615
Change in Control (Equity Awards Not Assumed)	—		1,925,000	(6)	—	—	—	2,554,791	(7)	4,479,791
Death	—		1,193,500	(3)	134,615	2,250,000	—	2,554,791		6,132,906
Disability	—		1,193,500	(3)	134,615	—	1,350,000	2,554,791		5,232,906
Michael S. Paquette
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,105,000	14,943	564,200	(3)	100,000	—	—	369,835		2,153,978
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,768,000	23,909	910,000	(6)	100,000	—	—	1,070,065	(5)	3,871,974
Voluntary Termination	—		—		100,000	—	—	—		100,000
Termination for Cause	—		—		100,000	—	—	—		100,000
Change in Control (Equity Awards Not Assumed)	—		910,000	(6)	—	—	—	1,070,065	(7)	1,980,065
Death	—		564,200	(3)	100,000	1,500,000	—	1,070,065		3,234,265
Disability	—		564,200	(3)	100,000	—	1,170,000	1,070,065		2,904,265
Lori A. Brown
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	770,000	10,573	316,500	(3)	74,038	—	—	247,694		1,418,805
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,232,000	16,916	577,500	(6)	74,038	—	—	722,533	(5)	2,622,988
Voluntary Termination	—		—		74,038	—	—	—		74,038
Termination for Cause	—		—		74,038	—	—	—		74,038
Change in Control (Equity Awards Not Assumed)	—		577,500	(6)	—	—	—	722,533	(7)	1,300,033
Death	—		316,500	(3)	74,038	1,155,000	—	722,533		2,268,071
Disability	—		316,500	(3)	74,038	—	1,590,000	722,533		2,703,071
Retirement	—		316,500	(3)	74,038	—	—	629,352		1,019,890
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Name	Salary(1) ($)	COBRA(2) ($)	Bonus ($)		Accrued Vacation ($)	Death Benefit ($)	Disability Benefits(4) ($)	Value of Accelerated Equity ($)		Total ($)
John M. Mutschink
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	697,500	20,230	306,900	(3)	54,962	—	—	195,161		1,274,754
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,116,000	32,369	495,000	(6)	54,962	—	—	548,054	(5)	2,246,385
Voluntary Termination	—		—		54,962	—	—	—		54,962
Termination for Cause	—		—		54,962	—	—	—		54,962
Change in Control (Equity Awards Not Assumed)	—		495,000	(6)	—	—	—	548,054	(7)	1,043,054
Death	—		306,900	(3)	54,962	1,080,000	—	548,054		1,989,916
Disability	—		306,900	(3)	54,962	—	2,970,000	548,054		3,879,916
Jeffrey C. Shaw
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	730,000	35,135	58,000	(3)	—	—	—	433,177	(8)	1,256,312
(1)Amounts in this column reflect amounts that would be payable to each NEO under the Company's Key Executive Change in Control and Severance Plan had December 31, 2023 been the date of a triggering event, except with respect to Mr. Shaw whose employment terminated as of July 12, 2023. Amounts payable in connection with a change in control would be payable to the NEO in one lump sum. Amounts payable not in connection with a change in control would be payable in installments on the Company's normal payroll dates over a 24-month period for Ms. Antonello and a 15-month period for the other NEOs.
(2)Amounts in this column reflect amounts that would be payable to each NEO under the Company's Key Executive Change in Control and Severance Plan had December 31, 2023 been the date of a triggering event. COBRA benefits for each NEO would consist of (i) in connection with a change in control, a lump sum payment equal to the premiums associated with continuing medical, vision and dental coverage over a 36-month period for Ms. Antonello and a 24-month period for the other NEOs, or (ii) not in connection with a change in control, a lump sum payment equal to such premiums over a 24-month period for Ms. Antonello and a 15-month period for the other NEOs.
(3)The bonus amounts reflect the annual cash bonuses actually paid for 2023 under our equity and incentive plan. The 2023 annual bonuses were paid in the first quarter of 2024 at varying percentages of the eligible NEOs' respective base salary rates. Mr. Shaw's 2023 annual bonus was prorated in accordance with the terms of the 2023 annual cash bonus program.
(4)Disability benefits are available to all full-time employees. In the event the NEO had been terminated due to disability, the executive would have been entitled to a benefit equal to 66 2/3% of their monthly salary, up to a maximum of $15,000 per month until attainment of their normal retirement age under the Social Security Act where retirement age depends on their date of birth.
(5)The value of the equity acceleration that is shown for termination of a NEO's employment following a change in control is calculated based on the assumption that the equity awards would be assumed upon the occurrence of the change in control and the executive would be terminated immediately thereafter.
(6)The amounts shown for bonuses upon consummation of a change in control reflect the value of the annual cash bonus to which such executive would have been entitled for 2023 if such executive remained continuously employed through such consummation, and threshold corporate performance had been achieved.
(7)The value of the equity acceleration that is shown for a change in control is calculated based on the assumption that the equity awards would not be assumed in the change in control, and therefore the awards would become vested and exercisable whether or not the NEO's employment had been terminated.
(8)The value of the equity acceleration displayed for Mr. Shaw has been calculated taking into account amounts actually received and the value of the outstanding grants, after considering the vesting provisions in his equity grant agreements. This value reflects: the actual value of the settlement of Mr. Shaw's 2021 PSUs of $298,697, as settled on August 10, 2023; the actual value of the settlement of Mr. Shaw's 2022 PSUs of $92,874, as settled on March 12, 2024; and the value of Mr. Shaw's 2023 PSU award of $41,606 at December 29, 2023, prorated in accordance with the applicable equity grant agreement and assuming target performance.
48 | 2024 Proxy Statement

CEO Pay Ratio
Pursuant to the requirements of section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, below is a description of the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO for 2023. We believe that the 2023 CEO pay ratio provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We have reviewed the changes in our employee population and employee compensatory arrangements and, based on that review, have decided to calculate the 2023 CEO pay ratio using the same median employee for 2023 as we used for 2022 because we believe that there have been no changes in either the Company's employee population or compensatory arrangements that would significantly affect our 2023 pay ratio disclosure.
To determine our median employee, we examined the total cash compensation (salary or hourly wages plus bonuses and other cash incentives) for all full-time, part-time, and temporary employees who were employed by us as of December 31, 2021. We annualized salaries and wages for employees who did not work a full year. We believe the use of total cash compensation for our employees is a consistently applied compensation measure, and note, in this regard, that we do not widely distribute annual equity awards to our employees. Specifically, in 2023 only about 13% of our employees received annual equity awards.
Once the median employee was identified, as described above, we then calculated this employee's annual total compensation using the same methodology we use for our NEOs for purposes of the 2023 Summary Compensation Table. As so calculated, the identified median employee's total compensation was $104,779. Ms. Antonello's total 2023 compensation was $3,727,106. Based on this information, our 2023 CEO to median employee pay ratio is approximately 36:1.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance measures of the Company. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. The following tables set forth information regarding compensation for our principal executive officers (PEOs) and average compensation related to our Non-PEO NEOs versus our Company performance for 2023, 2022, 2021, and 2020.

Year	Douglas D. Dirks (PEO)(1)		Katherine H. Antonello (PEO)(1)		Non-PEO NEOs(2)
	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(3)	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2,3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2,3)
2023	$—	$—	$3,727,106	$3,498,957	$1,290,919	$1,012,519
2022	$—	$—	$2,518,681	$2,649,349	$1,078,779	$1,139,759
2021	$2,315,871	$2,373,415	$2,570,729	$2,971,888	$1,183,048	$1,402,493
2020	$3,662,640	$2,091,105	$—	$—	$1,440,715	$974,288
2024 Proxy Statement | 49

	Value of Initial Fixed $100 Investment Based on:			Company Selected Measure(5)
Year	Total Shareholder Return(4)	Peer Group Total Shareholder Return(4)	Net Income ($ in millions)	Adjusted GAAP Calendar Year Combined Ratio
2023	$110.83	$168.05	$118.1	94.7%
2022	$118.02	$151.65	$48.4	97.0%
2021	$104.79	$127.58	$119.3	97.6%
2020	$79.46	$106.96	$119.8	95.4%
(1)The dollar amounts reported in this column reflect the total compensation presented in the 2023 Summary Compensation Table for each fiscal year shown. Mr. Dirks served as our President and CEO (PEO) for all of 2020 and in 2021 until he retired on April 1, 2021. Effective April 1, 2021, Ms. Antonello was promoted to President and CEO. She served as our PEO for the remainder of 2021 and throughout 2022 and 2023.
(2)The dollar amounts reported in this column reflect the average amounts of total compensation reported for our Non-PEO NEOs presented in the 2023 Summary Compensation Table for each fiscal year shown. During 2023, our Non-PEO NEOs consisted of Messrs. Paquette, Mutschink, and Shaw and Ms. Brown. During 2022 and 2021, our Non-PEO NEOs consisted of Mr. Paquette, Christopher Laws, Mr. Shaw and Ms. Brown. During 2020, our Non-PEO NEOs consisted of Mr. Paquette, Stephen Festa, Tracey Berg and Ms. Antonello.
(3)The amounts calculated in these columns are in accordance with Item 402(v) of Regulation S-K. See the table below for detail of amounts added to and deducted from the total compensation presented in the 2023 Summary Compensation Table for each applicable fiscal year to calculate compensation actually paid. Note that there were no stock awards granted in any fiscal year that vested within such fiscal year.

	2023		2022
	PEO($)	Average of Non-PEO NEOs($)	PEO($)	Average of Non-PEO NEOs($)
Total Compensation reported on Summary Compensation Table	3,727,106	1,290,919	2,518,681	1,078,779
(Less) Fair Value of stock awards reported on Summary Compensation Table	(1,699,905)	(419,422)	(594,057)	(249,053)
Fair Value of stock awards granted in fiscal year shown, valued at year-end, that were outstanding and unvested at end of fiscal year shown	1,628,008	316,941	632,010	264,965
Change in fair value from end of prior fiscal year to end of fiscal year shown for awards previously granted that were outstanding and unvested at end of fiscal year shown	(115,817)	(34,446)	70,648	33,126
Change in fair value from end of prior fiscal year to vesting date for awards previously granted in prior fiscal years that vested during fiscal year shown	(40,435)	(6,659)	22,067	11,942
(Less) Fair Value as of prior fiscal year for any awards granted in any prior fiscal year that fail to meet applicable vesting conditions during the covered fiscal year	—	(134,814)	—	—
Compensation Actually Paid	3,498,957	1,012,519	2,649,349	1,139,759

	2021			2020
	PEO - Dirks($)	PEO - Antonello($)	Average of Non-PEO NEOs($)	PEO($)	Average of Non-PEO NEOs($)
Total Compensation reported on Summary Compensation Table	2,315,871	2,570,729	1,183,048	3,662,640	1,440,715
(Less) Fair Value of stock awards reported on Summary Compensation Table	(1,184,664)	(922,733)	(428,545)	(1,848,909)	(615,414)
Fair Value of stock awards granted in fiscal year shown, valued at year-end, that were outstanding and unvested at end of fiscal year shown	—	1,017,120	469,622	1,574,091	508,039
Change in fair value from end of prior fiscal year to end of fiscal year shown for awards previously granted that were outstanding and unvested at end of fiscal year shown	—	161,193	106,363	(695,315)	(219,737)
Change in fair value from end of prior fiscal year to vesting date for awards previously granted in prior fiscal years that vested during fiscal year shown	1,242,208	145,579	72,005	(601,402)	(139,315)
Compensation Actually Paid	2,373,415	2,971,888	1,402,493	2,091,105	974,288
50 | 2024 Proxy Statement

(4)Total Shareholder Return assumes an initial fixed investment of $100 as of December 31, 2019, which was established by the market close on the last trading day prior to the beginning of the Company's fourth preceding fiscal year. Total shareholder return also includes reinvestment of all dividends. The Peer Group Total Shareholder Return is based on the Standard & Poor's 500 Property & Casualty Insurance Index as identified in the Stock Performance Graph included in our Annual Reports on Form 10-K for fiscal years 2023, 2022, 2021, and 2020.
(5)The Company has determined that the most important financial performance measure, or Company Selected Measure, the Company used to align pay and performance by linking compensation actually paid to our NEOs for fiscal year 2023 was the Adjusted GAAP Calendar Year Combined Ratio. Adjusted GAAP Calendar Year Combined Ratio = (Losses + loss adjustment expenses + commission expense - amortization of the deferred gain +/- impact of the LPT reserve adjustment +/- impact of the loss portfolio transfer contingent commission adjustment) / net premiums earned plus (underwriting expenses + general and administrative expenses) / net premiums written.
As described in the above "Compensation Discussion and Analysis," the Company's executive compensation program uses financial performance measures used in our industry and measures that are viewed as key financial drivers of our stock price to align pay and performance. The most important financial performance measures used to link executive compensation actually paid with the Company's performance include the following:

Most Important Financial Performance Measures for Fiscal Year 2023
◦Adjusted GAAP Calendar Year Combined Ratio
◦Change in Adjusted Book Value Per Share (ABVPS)
Relationship Descriptions Between Pay Versus Performance
The following graphical comparisons illustrate the relationships between certain amounts included in the Pay Versus Performance table for fiscal years 2023, 2022, 2021, and 2020, including: (i) a comparison of Compensation Actually Paid Versus Cumulative Total Shareholder Return; (ii) a comparison of Compensation Actually Paid Versus Net Income; and (iii) a comparison of Compensation Actually Paid Versus Adjusted GAAP Calendar Year Combined Ratio.

Compensation Actually Paid vs. Cumulative TSR
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$—
$175
$150
$125
$100
$75
$50
$25
$—
2019
2020
2021
2022
2023
PEO Dirks Compensation Actually Paid (retired 4/1/21)
PEO Antonello Compensation Actually Paid (effective 4/1/21)
Average other NEO Compensation Actually Paid
EIG TSR of $100 Invested 12/31/19
Peer TSR of $100 Invested 12/31/19

2024 Proxy Statement | 51

Compensation Actually Paid vs. Net Income
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$—
$210
$180
$150
$120
$90
$60
$30
$—
2020
2021
2022
2023
PEO Dirks Compensation Actually Paid (retired 4/1/21)
PEO Antonello Compensation Actually Paid (effective 4/1/21)
Average non-PEO NEO Compensation Actually Paid
Net Income (in millions)

Compensation Actually Paid vs. Adjusted GAAP Calendar Year Combined Ratio
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$—
100%
98%
96%
94%
92%
90%
88%
86%
84%
2020
2021
2022
2023
PEO Dirks Compensation Actually Paid (retired 4/1/21)
PEO Antonello Compensation Actually Paid (effective 4/1/21)
Average non-PEO NEO Compensation Actually Paid
Adjusted GAAP Calendar Year Combined Ratio

52 | 2024 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of March 25, 2024, by:
•each person who is known by us to own beneficially more than 5% of our voting securities;
•each Director;
•each NEO; and
•all Directors and executive officers as a group.
Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying RSUs in which a person has the right to acquire beneficial ownership within 60 days of March 25, 2024 are considered outstanding and beneficially owned by the person holding the RSUs for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of March 25, 2024, 25,343,504 shares of common stock were outstanding.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned		Percent of Class
Blackrock Inc., 50 Hudson Yards, New York, NY 10001	3,694,714	(2)	14.6
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	3,154,256	(3)	12.4
Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746	2,089,817	(4)	8.2
João “John” M. de Figueiredo	11,048		*
Prasanna G. Dhoré	17,497	(5)	*
Barbara A. Higgins	11,846		*
James R. Kroner	29,791	(6)	*
Michael J. McColgan	14,077		*
Michael J. McSally	42,004	(7)	*
Jeanne L. Mockard	12,607		*
Alejandro "Alex" Perez-Tenessa	4,814		*
Steven P. Sorenson	—		*
Katherine H. Antonello	72,521		*
Michael S. Paquette	79,949	(8)	*
Lori A. Brown	52,225	(9)	*
John M. Mutschink	11,372		*
Jeffrey C. Shaw	1,579	(10)	*
All Directors and executive officers as a group (18) persons	378,307	(11)	1.5
*    Represents less than 1%
(1)The address of all current executive officers and directors listed above is in the care of the Company.
(2)Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on January, 23, 2024. BlackRock Inc. reported sole voting power with respect to 3,649,283 shares of common stock and dispositive power with respect to all 3,694,714 shares of common stock.
(3)Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on February 13, 2024. The Vanguard Group, Inc. reported shared voting power with respect to 17,506 shares of common stock, sole dispositive power with respect to 3,107,960 shares of common stock, and shared dispositive power with respect to 46,296 shares of common stock.
2024 Proxy Statement | 53

(4)Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on February 9, 2024. Dimensional Fund Advisors LP, reported sole voting power with respect to 2,059,063 shares of common stock, and sole dispositive power with respect to 2,089,817 shares of common stock.
(5)Mr. Dhoré is not standing for re-election at the 2024 Annual Meeting.
(6)Includes 27,458 shares of common stock beneficially owned by the James R. Kroner Living Trust.
(7)Includes 17,587 shares of common stock beneficially owned by the Michael J. McSally Revocable Trust.
(8)Includes 58,439 shares of common stock beneficially owned by the Michael Scott Paquette Revocable Trust.
(9)Includes 49,818 shares of common stock beneficially owned by the Lori Ann Brown Revocable Trust.
(10)Reflects the shares of common stock beneficially owned by Mr. Shaw, as reported by Mr. Shaw, whose employment with the Company ended on July 12, 2023.
(11)There were no shares of common stock subject to options that were exercisable as of March 25, 2024.
54 | 2024 Proxy Statement

Proposal 4 - Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young as the Company's independent registered public accounting firm to examine the financial statements of the Company and its subsidiaries for the 2024 calendar year. The Board recommends ratification of the appointment of Ernst & Young.
Ernst & Young has served as the Company's independent auditor since 2002. This continuity enables Ernst & Young to gain extensive knowledge of the Company's operations, policies, procedures, and internal controls. Ernst & Young rotates its lead audit partner and other accounting partners consistent with independence requirements. To help further ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. Factors considered include insurance industry expertise, audit performance quality, reasonableness of fees, and Public Company Accounting Oversight Board ("PCAOB") reports on the firm, among other factors.
A representative of Ernst & Young will be available at the Annual Meeting. This representative will have an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.
Although stockholder approval of this appointment is not required or binding on the Audit Committee, the Board believes that, as a matter of good corporate governance, stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as the Company's independent accounting firm, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of our independent registered public accounting firm.
____________________________________________________________________________
2024 Proxy Statement | 55

Audit Committee Report
In connection with the financial statements for the year ended December 31, 2023, the Audit Committee has:
•reviewed and discussed the audited financial statements with management;
•discussed with Ernst & Young, the Company's independent registered public accounting firm, the matters required to be discussed by PCAOB Auditing Standard No. 1301, "Communications with Audit Committees"; and
•received the written disclosure and letter from Ernst & Young under applicable requirements of the PCAOB regarding Ernst & Young's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.
Based upon these reviews and discussions, the Audit Committee recommended to the Board, at the February 14, 2024 meeting of the Board, that the Company's audited financial statements for the year ended December 31, 2023 be included in the 2023 10-K. The Board has approved the inclusion of this Audit Committee Report in this proxy statement.
/s/ Audit Committee
Michael J. McColgan, Chair
James R. Kroner
Jeanne L. Mockard
56 | 2024 Proxy Statement

Audit Matters
Audit Committee Independence
The three members of the Audit Committee are independent (as independence is defined by the provisions of Section 303A.02 of the Listing Standards).
Communications with the Audit Committee
Complaints or concerns about accounting matters may be submitted to the Audit Committee in any of the following ways:
•by mailing a written description of the complaint or concern to the following address:
Corporate Compliance Reporting
Employers Holdings, Inc.
748 S. Meadows Parkway, Suite A9, #249
Reno, Nevada 89521
•by sending a written description of the complaint or concern to the following email address: ChiefLegalOfficer@employers.com; or
•by calling the toll-free hotline and talking to an independent third party at 844-961-2439.
Reports may be made anonymously. The Chief Legal Officer will check the above mailbox, email address, and telephone hotline messages on a regular basis and will promptly review and log all submissions. Any concerns regarding accounting, internal controls or auditing matters requiring immediate Audit Committee action will be submitted to the Chair of the Audit Committee within 24 hours. Reports of suspected violations of law and Company policies will be investigated appropriately. The Corporate Compliance Officer will provide periodic reports to the Audit Committee regarding the submissions relating to accounting, internal controls or auditing matters and the investigation and resolution of such matters.
Service Fees Incurred for Independent Accounting Firm
The Audit Committee engaged Ernst & Young to perform an annual audit of the Company's financial statements for the year ended December 31, 2023 and the Company's internal controls over financial reporting as of December 31, 2023. Following is the breakdown of fees paid to Ernst & Young by the Company for the last two years.
Audit Fees
Fees incurred for audit services provided by Ernst & Young approximated $2,460,000 and $2,432,000 for years 2023 and 2022, respectively. These amounts include the annual financial statement audits for the years ended December 31, 2023 and 2022; audit of the Company's internal controls over financial reporting as of December 31, 2023 and 2022; reviews of the Company's quarterly financial statements; and annual statutory audits of the Company's insurance subsidiaries for the years ended December 31, 2023 and 2022. All of such audit services were pre-approved by the Audit Committee.
Audit-Related Fees
Fees incurred for audit-related services provided by Ernst & Young related to employee benefit plan audits approximated $32,000 for years ended December 31, 2023 and 2022. All of such audit-related services were pre-approved by the Audit Committee.

2024 Proxy Statement | 57

Pre-Approval Policies and Procedures
The Audit Committee's pre-approval policies and procedures for the Auditor's Fees are contained in its charter, a copy of which is available on our website at www.employers.com and available in print form to any stockholder who requests it. Specifically, under paragraph 13 of the "Authority, Responsibilities, and Limitations" section, the Audit Committee reviews and, in its sole discretion, approves in advance the Company's independent auditor's annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditor (which approval is made after receiving input from the Company's management, if desired). Approval of audit and permitted non-audit services is made by the Audit Committee or by one or more of its members as designated by the Audit Committee or its Chair, and the person(s) granting such approval will report such approval to the Audit Committee at the next scheduled meeting.
58 | 2024 Proxy Statement

Additional Information
Governance Document Information
Our Board Committee Charters, Corporate Governance Guidelines, Related Person Transactions Policy and Procedures, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are posted on the Company's website at www.employers.com. Copies of these documents will be delivered, free of charge, to any stockholder who requests them from Executive Vice President, Chief Financial Officer, Michael S. Paquette, at 775-327-2562.
Submission of Stockholder Proposals
Stockholder proposals intended for inclusion in the Company's 2024 proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Employers Holdings, Inc., at 748 S. Meadows Parkway, Suite A9, #249, Reno, Nevada 89521, and must be received by December 12, 2024. The Company's Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act, including any stockholder director nominees pursuant to Rule 14a-19 under the Exchange Act, must be submitted, in accordance with the requirements of the Bylaws, not later than February 22, 2025 and not earlier than January 23, 2025. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
Stockholders with the Same Address
Only one 2023 Annual Report to stockholders and proxy statement is being delivered to multiple stockholders sharing an address unless the Company received other instructions from one or more of the stockholders.
Print Copy Requests
If a stockholder wishes to receive a hard copy of the 2023 Annual Report or proxy statement, please contact the Company's transfer agent, EQ Shareowner Services at 1-866-870-3684 or by writing to EQ Shareowner Services at P.O. Box 64854, St. Paul, MN 55164-0854 or www.investorelections.com/eig. The stockholder will be sent, without charge, a print copy of the 2023 Annual Report or proxy statement promptly upon request.
Other Matters to be Presented
The Board knows of no other matters that will be presented at the annual meeting. However, if other matters properly come before the annual meeting, the person or persons voting your shares pursuant to instructions by proxy card will vote your shares in accordance with their best judgment on such matters.
Proxy Solicitation and Expenses
The Company will bear the expense of preparing, printing and mailing this proxy statement. Officers and regular employees of the Company and its subsidiaries may solicit the return of proxies. However, they will not receive additional compensation for soliciting proxies. The Company has engaged the services of Morrow Sodali LLC to assist it in the solicitation of proxies at an anticipated cost of $7,500, plus reasonable and customary disbursements. The Company has requested brokers, banks, and other custodians, nominees, and fiduciaries to send notice and proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, email, Internet, or other means.
2024 Proxy Statement | 59

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3, and 4.

1. Election of Directors:	01 Katherine H. Antonello	☐	For	☐	Against	☐	Abstain
	02 João "John" M. de Figueiredo	☐	For	☐	Against	☐	Abstain

ò Please fold here - Do not separate ò

	03 Barbara A. Higgins	☐	For	☐	Against	☐	Abstain
	04 James R. Kroner	☐	For	☐	Against	☐	Abstain
	05 Michael J. McColgan	☐	For	☐	Against	☐	Abstain
	06 Michael J. McSally	☐	For	☐	Against	☐	Abstain
	07 Jeanne L. Mockard	☐	For	☐	Against	☐	Abstain
	08 Alejandro "Alex" Perez-Tenessa	☐	For	☐	Against	☐	Abstain
	09 Steven P. Sorenson	☐	For	☐	Against	☐	Abstain
2. Ratification of amendment to the Bylaws.		☐	For	☐	Against	☐	Abstain
3. To approve, on a non-binding basis, the Company's executive compensation.		☐	For	☐	Against	☐	Abstain
4. Ratification of the appointment of the Company's independent accounting firm, Ernst & Young LLP, for 2024.		☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

EMPLOYERS HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 23, 2024
9:00 a.m. Pacific Daylight Time
5340 Kietzke Lane, Suite 202
Reno, Nevada 89511

Employers Holdings, Inc. P.O. Box 539003 Henderson, NV 89053-9003	Proxy

The undersigned hereby appoints Lori A. Brown with full power of substitution, to represent the undersigned and as proxy to vote all the common stock of Employers Holdings, Inc. that the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the annual meeting of stockholders to be held on May 23, 2024, or at any adjournment or postponement thereof (the "annual meeting"). In her discretion, the proxy is hereby authorized to vote upon such other business as may properly come before the annual meeting.

The validity of this proxy is governed by Nevada law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the annual meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted "FOR" the director nominees listed in Proposal 1, "FOR" ratification of amendment to the Bylaws in Proposal 2, "FOR" approval, on a non-binding basis, of the compensation paid to the Company's named executive officers in Proposal 3, and "FOR" ratification of the Company's independent accounting firm, Ernst & Young LLP, for 2024 in Proposal 4. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxy to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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INTERNET/MOBILE www.proxypush.com/eig Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 22, 2024.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 22, 2024.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.	VOTE IN PERSON Sign and date your proxy card and bring it to the Annual Meeting on Thursday, May 23, 2024 at 9:00 a.m. (PDT) at 5340 Kietzke Lane, Suite 202, Reno, Nevada 89511.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.